UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )
Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒  Preliminary Proxy Statement
 ☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
 ☐  Definitive Proxy Statement
 ☐  Definitive Additional Materials
 ☐  Soliciting Material under § 240.14a-12
LIVEWIRE GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒  No fee required
 ☐  Fee paid previously with preliminary materials
 ☐  Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

LiveWire

2024

Notice of Annual Meeting of Stockholders and Proxy Statement

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION
Letter from our Chairman
April [5], 2024
Dear Stockholders,
2023 was a year of development for LiveWire with key progress made towards the Company’s goal of pioneering the electrification of motorcycling around the world. It’s been just over a year since the Company became the first EV motorcycle company to be listed on the NYSE, and the decision to stand-up LiveWire as a separate company from Harley-Davidson has proven successful, with a clear focus on segmentation and execution for both brands, while utilizing joint synergies.
Business Highlights
The past year has seen notable milestones for the Company, a highlight of which has been the delivery of the S2 Del Mar, in addition to expansion into new markets across Europe, bringing LiveWire’s unique electric motorcycles to a global audience.
In the year ahead, LiveWire will continue to advance its product portfolio and build out its commercial footprint. Considering the ramp-up required for all-new in-house developed products, we are pleased with the stabilizing supply base as well as the production of the S2 powertrain at Harley-Davidson’s operations in Wisconsin, and the assembly of the Del Mar in Pennsylvania.
Thank You
On behalf of the Board of Directors, thank you for your continued investment in LiveWire and the electrification of motorcycling around the world. We believe LiveWire has the right strategy and team in place to lead the electrification of the sport.

Jochen Zeitz
Chairman of the Board
LiveWire Group, Inc.

Letter from our Chief Executive Officer
April [5], 2024
Dear Stockholders,
Looking back on 2023, LiveWire continued to push the boundaries of innovation and lead the electrification of motorcycling. The team focused on delivering revolutionary technologies and mind-blowing products while seeking simplicity in all that we do. We are creating lasting connections between the LiveWire brand and our customers, employees, and suppliers.
Business Highlights
Over the last several years, our product development team has been working hard on the clean slate development of LiveWire’s next generation architecture and EV systems. The battery pack, power electronics, motor, telematics, and software were developed by LiveWire engineers with the support of our strategic suppliers. This long-term investment led to the debut of the S2 platform in 2023 with the launch of the Del Mar. Our advancements have yielded industry-leading technology and the ability to rapidly adapt the platform, as evidenced by the recent release of Mulholland.
The LiveWire and STACYC teams continue to expand our portfolio and we are excited to bring more options to more riders in the upcoming years, including adjacent opportunities that are tangible to our riding community and allow them to build on the foundational products already available. With our expansion into Europe this year, we are reaching a new customer base and bringing the excitement of LiveWire to a new audience.
We are dedicated to reducing vehicle cost over time as we push down the path to profitability. The entire organization is dedicated to building the best products, delivering an unmatched customer experience, and taking the lead in reducing CO2 emissions from motorcycles. We continue to expand our retail network to bring our customers more options to shop, buy and service their LiveWire.
Thank You
We believe in our vision for electric motorcycles – to relentlessly charge against the norm and defy traditional expectations to redefine the riding experience. On behalf of the LiveWire team, thank you for your shared confidence and support as we continue to build the most desirable electric vehicle brand in the world.

Karim Donnez
Chief Executive Officer
LiveWire Group, Inc.

Notice of Annual Meeting of
Stockholders to be held on May 16, 2024
April [5], 2024
Dear Stockholder:
You are cordially invited to attend the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of LiveWire Group, Inc., a Delaware corporation (“we,” “us,” “LiveWire,” or the “Company”). The Annual Meeting will be held in a virtual meeting format on Thursday, May 16, 2024 at 4:00 p.m. (Central Time) for the following purposes:
1	To elect the nine Director nominees to serve a one-year term and until their successors are duly elected and qualified;
2	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024;
3	To approve the issuance of additional shares of common stock necessary to effect a full conversion of the Convertible Loan; and
In addition, we will conduct any other business properly brought before the Annual Meeting.
These items of business are more fully described in the proxy statement accompanying this Notice of Annual Meeting of Stockholders.
The record date for the Annual Meeting is March 20, 2024 (the “Record Date”). Only stockholders of record at the close of business on the Record Date may vote at the Annual Meeting or any adjournment thereof.
The Annual Meeting will be held in a virtual meeting format only, via the internet. Stockholders will be able to attend, vote, and submit questions via the internet. If you plan to participate in the Annual Meeting, please see the Questions and Answers section below for further information.
By Order of the Board of Directors

Amanda Parker
Chief Legal Officer and Corporate Secretary
Milwaukee, Wisconsin
YOUR VOTE IS IMPORTANT! ALL STOCKHOLDERS ARE CORDIALLY INVITED TO VIRTUALLY ATTEND THE ANNUAL MEETING.
Whether or not you expect to attend the Annual Meeting, please complete, date, sign, and return the proxy card, or vote over the internet or telephone as instructed in these materials, as promptly as possible in order to ensure your representation at the Annual Meeting. Even if you have voted by proxy, you may still attend the Annual Meeting. Voting your shares promptly will ensure the presence of a quorum at the Annual Meeting and will save us the expense of further solicitation.

Questions and Answers About These Proxy Materials and Voting	1
Emerging Growth Company Explanatory Note	8
Proposal No. 1: Election of Directors	9
Board Matters and Corporate Governance	14
Director Compensation	20
Proposal No. 2: Ratification of the Selection of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2024	22
Independent Registered Public Accountants	23
Change in Independent Registered Public Accounting Firm	24
Report of the Audit and Finance Committee of the Board of Directors	25
Common Stock Ownership of Certain Beneficial Owners and Management	26
Executive Compensation	28
Equity Compensation Plan Information	36
Proposal 3: Approval of the Issuance of Additional Shares of Common Stock Necessary to Effect a Full Conversion of the Convertible Loan	37
Delinquent Section 16(a) Reports	39
Certain Transactions and Relationships	40
Other Matters	50

3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53208
Proxy Statement for the 2024 Annual Meeting of Stockholders to be held May 16, 2024
Questions and Answers About These Proxy Materials and Voting
WHY DID I RECEIVE A ONE-PAGE NOTICE IN THE MAIL REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS INSTEAD OF A FULL SET OF PROXY MATERIALS?
Pursuant to “Notice and Access” rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending an Important Notice Regarding the Availability of Proxy Materials (the “Notice”) to our stockholders of record. Brokers, banks, and other nominees will be sending a similar Notice to all beneficial owners of stock who hold their shares through such broker, bank, or other nominee. All record and beneficial stockholders can access the proxy materials on the website referred to in the Notice for free or request to receive a printed set of the proxy materials for the Annual Meeting. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.
We expect that this Proxy Statement and the Notice will be mailed to stockholders on or about April [5], 2024.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 16, 2024 at 4:00 p.m. (Central Time) via the internet. Please visit www.virtualshareholdermeeting.com/LVWR2024 for more details.

The Proxy Statement and 2023 Annual Report on Form 10-K are available at: www.proxyvote.com.

HOW DO I OBTAIN PRINTED COPIES OF THE PROXY MATERIALS?
If you are a stockholder, you may receive a printed copy of the proxy materials by following the instructions below, which also appear in the Notice. If you want to receive a printed copy of this Proxy Statement, proxy card, and/or the Annual Report on Form 10-K, you may request one, free of charge. Please choose one of the following methods to make your request:
By Internet www.proyvote.com	By Telephone 1-800-579-1639	By Email sendmaterial@ proxyvote.com
If you request printed materials by email, please send a blank email that includes the control number that appears in your Notice in the email subject line.
LiveWire Group, Inc.   1   2024 Proxy Statement

Please make the request as instructed above before April 26, 2024, to facilitate timely delivery before the Annual Meeting. After April 26, 2024, you may request printed copies of this Proxy Statement and/or Annual Report on Form 10-K, but not a proxy card, by contacting the Company’s Investor Relations Department directly by: (i) mail at LiveWire Group, Inc., Attention: Investor Relations, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53208; (ii) telephone at 1-650- 447-8424; or (iii) email at investor.relations@livewire.com.
HOW DO I ATTEND THE ANNUAL MEETING?
The 2024 Annual Meeting of Stockholders (the “Annual Meeting”) will be held on Thursday, May 16, 2024 at 4:00 p.m. (Central Time) in a virtual meeting format. You will not be able to attend the Annual Meeting in person. At our virtual Annual Meeting, stockholders will be able to attend, vote, and submit questions via the internet. You will need your 16-digit control number included on the Notice, on the proxy card or in the instructions that accompanied the proxy materials to enter the Annual Meeting. You may log into the virtual meeting platform beginning at 3:45 p.m. (Central Time) on May 16, 2024.
Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the Annual Meeting by one of the methods described in these proxy materials.
Information on how to vote at the Annual Meeting is discussed below.
CAN I ASK QUESTIONS AT THE VIRTUAL ANNUAL MEETING?
Verified stockholders as of our Record Date who attend and participate in our virtual Annual Meeting can submit questions via the internet during a designated portion of the Annual Meeting. Stockholders will be limited to no more than two questions per person and a time of two minutes or less.
WHAT IF I HAVE TECHNICAL DIFFICULTIES DURING THE MEETING OR TROUBLE ACCESSING THE VIRTUAL ANNUAL MEETING?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter difficulties accessing the virtual Annual Meeting during check-in or the meeting, please call the technical support number posted on the virtual meeting platform log-in page.
WHO CAN VOTE AT THE ANNUAL MEETING?
Only verified stockholders at the close of business on the Record Date of March 20, 2024, will be entitled to vote at the Annual Meeting. On the Record Date, there were 203,162,565 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If, on March 20, 2024, your shares were registered directly in your name with the Company’s transfer agent, Continental Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy over the telephone or on the internet as instructed below (see “How do I vote?”) or, if applicable, complete, date, sign, and return the proxy card mailed to you to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker, Bank, or Other Nominee
If, on March 20, 2024, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being sent to you by the organization that holds your account. The organization holding your account is considered the stockholder of record for voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank, or other nominee regarding how to vote the shares in your account.
LiveWire Group, Inc.   2   2024 Proxy Statement

The deadline for submitting your voting instructions to your broker, bank, or other nominee is listed on the notice sent to you. You are also invited to attend the Annual Meeting and should follow the instructions from your broker, bank, or other nominee on how to gain admittance and vote or ask questions.
WHAT AM I VOTING ON?
There are three matters scheduled for a vote:
•	Election of nine Director nominees to serve one-year terms and until their successors are duly elected and qualified;
•	Ratification of the selection of Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2024; and
•	Approval of the issuance of additional shares of common stock necessary to effect a full conversion of the Convertible Loan.
WHAT IF ANOTHER MATTER IS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING?
The Board of Directors of the Company (the “Board”) knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote the shares for which you grant your proxy on those matters in accordance with their best judgment.
WHAT IS THE BOARD’S VOTING RECOMMENDATION?
The Board recommends that you vote your shares:
•	“For” the election of each of the nine nominees for Director;
•	“For” the ratification of the selection of Ernst & Young as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2024; and
•	“For” the approval of the issuance of additional shares of common stock necessary to effect a full conversion of the Convertible Loan.
HOW DO I VOTE?
Regarding the election of Directors, you may either vote “For” the nominees or you may “Withhold” your vote for the nominees you specify. For any other matters to be voted on, you may vote “For” or “Against” or abstain from voting.
LiveWire Group, Inc.   3   2024 Proxy Statement

The procedures for voting depend on whether your shares are registered in your name or are held by a broker, bank, or other nominee:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet, or vote by proxy using a proxy card provided by us. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the virtual Annual Meeting and vote even if you have already voted by proxy. Voting at the Annual Meeting will have the effect of revoking your previously submitted proxy (see “Can I change my vote after submitting my proxy?” below).
By Internet Visit www.proxy- vote.com to vote your shares via the internet. You will need the control number provided on your Notice or proxy card when you access the web page.	By Telephone If you are in the U.S. or Canada and you received the Notice or a printed copy of the proxy materials, follow the instructions in the Notice or on the proxy card.	By Mail If you received a print- ed copy of the proxy materials, complete, sign, date, and mail your proxy card in the enclosed, postage- prepaid envelope.
Via Virtual Meeting
You may vote your shares live at the Annual Meeting by visiting www.virtual shareholdermeeting
.com/LVWR2024. You will need the control number on your Notice or proxy card to access the virtual meeting platform.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Nominee
If you hold your shares through a broker, bank, or other nominee (that is, in street name), you will receive a Notice from your broker, bank, or other nominee that include instructions that you must follow in order to submit your voting instructions and have your shares voted at the Annual Meeting.
HOW MANY VOTES DO I HAVE?
On each matter to be voted upon, you have one vote for each share of common stock you own as of March 20, 2024, the Record Date.
WHAT IF I RETURN A PROXY CARD OR OTHERWISE VOTE BUT DO NOT MAKE SPECIFIC CHOICES?
If you return a signed and dated proxy card, or otherwise vote, without marking voting selections, your shares will be voted, as applicable, “For” the election of the nine Director nominees and “For” the ratification of Ernst & Young as the Company’s independent registered public accounting firm. If any other matter is properly presented at the Annual Meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
WILL MY VOTE BE KEPT CONFIDENTIAL?
Proxies, ballots and voting tabulations are handled confidentially to protect your voting privacy. This information will not be disclosed, except as required by law.
CAN I CHANGE MY VOTE AFTER SUBMITTING MY PROXY?
Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways on or before the close of voting for the Annual Meeting:
•	You may submit another properly completed proxy card with a later date;
•	You may grant a subsequent timely proxy by telephone or through the internet; or
•	You may attend and vote at the Annual Meeting. Simply attending the Annual Meeting will not, by itself, revoke your proxy.
LiveWire Group, Inc.   4   2024 Proxy Statement

Your most current proxy card or telephone or internet proxy is the one that is counted, so long as it is provided within the applicable deadline. If your shares are held by your broker, bank, or other nominee, you should follow the instructions provided by your broker, bank, or other nominee to change your vote or to revoke your proxy.
HOW ARE VOTES COUNTED?
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count votes “For,” votes to “Withhold,” and broker non-votes for the proposal to elect Directors and, with respect to each other proposal, votes “For,” votes “Against,” votes to “Abstain,” and broker non-votes (if applicable). Broadridge Financial Solutions, Inc. has been engaged as our independent inspector of elections to tabulate stockholder votes.
WHAT ARE “BROKER NON-VOTES”?
Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker, bank, or other nominee holding the shares as to how to vote on “non-routine” proposals. If shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker, bank, or other nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker, bank, or other nominee can still vote the shares with respect to matters that are “routine” under applicable rules but cannot vote the shares with respect to “non-routine” matters. On non-routine proposals, any “uninstructed shares” may not be voted by the broker, bank, or other nominee and are “broker non-votes.” Only the proposal to ratify the appointment of our independent registered public accounting firm is considered a “routine” matter for this purpose and brokers, banks, or other nominees generally have discretionary voting power with respect to such proposal. Brokers, banks, and other nominees do not have authority to vote on the election of Directors without voting instruction from the beneficial owner. Broker non-votes will be counted to determine if a quorum is present at the Annual Meeting.
HOW MANY VOTES ARE NEEDED TO APPROVE EACH PROPOSAL, WHAT ARE THE VOTING OPTIONS, HOW DOES THE BOARD RECOMMEND I VOTE AND WHAT IS THE IMPACT OF A WITHHOLD/ABSTENTION OR BROKER NON-VOTE?
The table below summarizes the proposals that will be voted on, the vote required to approve each item, and how votes are counted.
PROPOSAL	VOTE REQUIRED	VOTING OPTIONS	BOARD RECOMMENDATION	BROKER DISCRETIONARY VOTING ALLOWED?	IMPACT OF WITHHOLD/ ABSTENTION	IMPACT OF BROKER NON-VOTE
No. 1. Election of Directors – Nine Director Nominees	Plurality	“For” or “Withhold”	“For”	No	None	None
No. 2. Ratification of the Selection of Ernst & Young as the Company’s Independent Registered Public Accounting Firm	Majority of Votes Cast	“For,” “Against” or “Abstain”	“For”	Yes	None	N/A
No. 3. Approval of the Issuance of Additional Shares of Common Stock Necessary to Effect a Full Conversion of the Convertible Loan	Majority of Votes Cast	“For,” “Against,”or “Abstain”	“For”	No	None	None
LiveWire Group, Inc.   5   2024 Proxy Statement

WHAT IS THE QUORUM REQUIREMENT?
A quorum of stockholders is necessary to hold a valid stockholder meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are represented by virtual presence online or by proxy at the Annual Meeting. On the Record Date, there were 203,162,565 shares outstanding and entitled to vote.
Your shares will be counted toward the quorum only if you submit a valid proxy by mail, over the phone, or through the internet (or one is submitted on your behalf by your broker, bank, or other nominee) or if you vote at the Annual Meeting. Abstentions, votes to “Withhold,” and broker non-votes will be counted toward the quorum requirement.
HOW CAN I FIND OUT THE RESULTS OF THE VOTING AT THE ANNUAL MEETING?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting.
WHO IS PAYING FOR THIS PROXY SOLICITATION?
The accompanying proxy is solicited on behalf of the Board for use at the Annual Meeting. Accordingly, the Company will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our Directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees of the Company will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks, and other nominees for the cost of forwarding proxy materials to beneficial owners.
HOW CAN I ACCESS THE LIST OF STOCKHOLDERS ENTITLED TO VOTE AT THE ANNUAL MEETING?
A complete list of stockholders of record on the Record Date will be available during the Annual Meeting by following the instructions on the virtual platform.
WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE NOTICE?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each Notice to ensure that all your shares are voted.
WHEN ARE STOCKHOLDER PROPOSALS FOR INCLUSION IN THE COMPANY’S PROXY STATEMENT FOR NEXT YEAR’S ANNUAL MEETING DUE?
Stockholders wishing to present proposals for inclusion in our proxy statement for the 2025 annual meeting of stockholders (the “2025 Annual Meeting”) pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must submit their proposals so that they are received by us at our principal executive offices no later than December [6], 2024. Proposals should be sent to our Corporate Secretary at 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53208.
WHEN ARE OTHER PROPOSALS AND STOCKHOLDER NOMINATIONS FOR THE 2025 ANNUAL MEETING DUE?
With respect to proposals and nominations not to be included in our Proxy Statement pursuant to Rule 14a-8 of the Exchange Act, our Amended and Restated Bylaws (our “Bylaws”) provide that stockholders who wish to nominate a Director or propose other business to be brought before the stockholders at an annual meeting of stockholders must notify our Secretary by a written notice, which notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding year’s annual meeting of stockholders.
Stockholders wishing to present nominations for Director or proposals for consideration at the 2025 Annual Meeting under these provisions of our Bylaws must submit their nominations or proposals so that they are received at our principal executive offices not earlier than January [16], 2025 and not later than February [15], 2025 to be considered. In the event that the 2025 Annual Meeting is to be held on a date that is not within 30 days before or 60 days after the one-year anniversary of the Annual Meeting, then a stockholder’s notice must be received by the Secretary no later than 90 days prior to such annual meeting, or if later, the tenth day
LiveWire Group, Inc.   6   2024 Proxy Statement

following the day on which we make a public announcement of the date of the 2025 Annual Meeting. In addition to satisfying the foregoing requirements, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of Director nominees other than the Board’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934 no later than March [17], 2025.
Nominations or proposals should be sent in writing to our Corporate Secretary at 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53208. A stockholder’s notice to nominate a Director or bring any other business before the Annual Meeting or the 2025 Annual Meeting must set forth certain information, which is specified in our Bylaws.
LiveWire Group, Inc.   7   2024 Proxy Statement

Emerging Growth Company Explanatory Note
On September 26, 2022, the Company consummated a business combination pursuant to which it spun off from Harley-Davidson, Inc. (“H-D”) and combined with AEA-Bridges Impact Corp. (“ABIC”), a special purpose acquisition company (the “Business Combination”). In connection with the Business Combination, H-D retained a controlling interest in the Company. Following the Business Combination, we are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).
For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies but not to “emerging growth companies,” including, but not limited to:
•	not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act;
•
not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board (“PCAOB”) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•	reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and
•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
We could be an emerging growth company until the last day of the fiscal year following October 1, 2025, the fifth anniversary of the closing of ABIC’s initial public offering, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1,235,000,000, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would require, among other things, that we have been a public company for at least 12 months and would occur at the end of the fiscal year during which the market value of our common stock held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period. Under Section 107(b) of the JOBS Act, emerging growth companies may delay adopting new or revised accounting standards until such time as those standards apply to private companies.
Because we have elected to take advantage of certain reduced disclosure obligations and may elect to take advantage of other reduced reporting requirements in future filings, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.
LiveWire Group, Inc.   8   2024 Proxy Statement

PROPOSAL NO. 1:
Election of Directors
The Board is presently comprised of nine members and, pursuant to the terms of the Company’s Amended and Restated Certificate of Incorporation, the Board has set the number of directors that will constitute the Board as of the Annual Meeting at nine. The Directors are elected by the stockholders at each annual meeting to serve from the time of their election until the next annual meeting of stockholders following their election and until their successor is duly elected and qualified. The Director nominees, with terms expiring at the Annual Meeting, consist of Jochen Zeitz, William L. Cornog, John Garcia, Kjell Gruner, Glen Koval, Paul Krause, Luke Mansfield, Hiromichi Mizuno, and Jonathan Root.
The Nominating and Corporate Governance Committee has recommended, and the Board has approved, the nomination of the nine Director nominees for re-election for one-year terms expiring at the 2025 Annual Meeting and until their respective successors are duly elected and qualified, or, if sooner, until the director’s death, resignation, disqualification, or removal. Each nominee is currently a Director of the Company.
Paul Krause, Luke Mansfield, Hiromichi Mizuno, and Jonathan Root are each standing for election by the stockholders for the first time at the Annual Meeting and were each identified as a possible Director candidate to the Nominating and Corporate Governance Committee by the Chairman of the Board.
Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement. If any nominee should become unavailable to serve for any reason, it is intended that votes will be cast for a substitute nominee designated by the Nominating and Corporate Governance Committee and approved by the Board. We have no reason to believe that any nominee named will be unable to serve if elected.
DIRECTOR NOMINEE INFORMATION
The names and ages of the director nominees and their length of service with the Company and Board committee memberships are set forth in the table below.
NAME	AGE[1]	DIRECTOR SINCE	INDEPENDENT	AFC	BSC	CC	HRC	NCGC
DIRECTOR NOMINEES
Jochen Zeitz	60	September 2022	No	—	—	—	—	—
William L. Cornog	59	September 2022	Yes	F, C	—	C	M	M
Dr. John Garcia*	67	September 2022	Yes	M	—	M	C	—
Dr. Kjell Gruner	57	September 2022	Yes	M	C	M	—	M
Glen Koval	49	September 2022	No	—	M	—	—	—
Paul Krause	46	June 2023	No	__	__	__	M	C
Luke Mansfield	47	February 2024	No	__	M	__	__	M
Hiromichi Mizuno	58	June 2023	Yes	M	M	__	__	__
Jonathan Root	50	July 2023	No	__	__	__	M	M
*	Dr. Garcia is the Independent Lead Director.
C:	Committee Chair	M:	Member	F:	Financial Expert
AFC:	Audit and Finance Committee	BSC:	Brand, Sustainability and Safety Committee	CC:	Conflicts Committee
HRC:	Human Resources Committee	NCG:	Nominating and Corporate Governance Committee
A brief biography of each Director nominee is set forth below, which includes information, as of the Record Date, regarding specific and particular experience, qualifications, attributes, or skills of each nominee that led the Nominating and Corporate Governance Committee and the Board to believe that the nominee should serve as a Director on the Board.
[1]	Age as of April [5], 2024.
LiveWire Group, Inc.   9   2024 Proxy Statement

Director Nominees
Jochen Zeitz	Age: 60 | Director since: 2022

Jochen Zeitz is our Chairman of the Board and served as our Chief Executive Officer from September 2022 until June 2023. Mr. Zeitz has been a director of Harley-Davidson (“H-D”) since 2007 and served as its Acting President and Chief Executive Officer from February 2020 until May 2020, when he was appointed as H-D’s President and Chief Executive Officer. Mr. Zeitz has served as H-D’s Chairman of the Board since February 2020. Mr. Zeitz served as Chairman and Chief Executive Officer of the sporting goods company PUMA AG from 1993 to 2011. He was also PUMA’s Chief Financial Officer from 1993 to 2005. Mr. Zeitz served as a director of luxury goods company Kering (formerly PPR) from 2012 to 2016. He was a member of Kering’s Executive Committee and Chief Executive Officer of its Sport & Lifestyle division from 2010 to 2012. Mr. Zeitz is an Advisor and Board Member of the Cranemere Group Limited and co-founded The B Team with Sir Richard Branson. He is also the Founder and Chairman of the ZEITZ foundation, Founder of Segera Conservancy and The Long Run, and Co-Founder of the Zeitz Museum of Contemporary Art Africa (Zeitz MOCAA) in Cape Town, which preserves and exhibits contemporary art from Africa and its diaspora.

We believe Mr. Zeitz is qualified to serve as Chair and a Director due to his extensive leadership experience as a public director and leader in the motorcycle and lifestyle brand industries.
William L. Cornog	Age: 59 | Director since: 2022

William L. Cornog has served on the Board since September 2022 and is the former head of KKR Capstone, the portfolio operations team of KKR & Co., a global investment company, having served at KKR from 2002 until December 2022. In addition to leading Capstone, Mr. Cornog chaired KKR’s Portfolio Management Committees for the Americas, Europe, Asia, Infrastructure, Impact & Technology Growth from 2013 to 2022 and was a member of the Investment & Distribution and Valuation Committees from 2017 to 2022. Prior to joining KKR, Mr. Cornog was with Williams Communications Group as the Senior Vice President and General Manager of Network Services. Before that, Mr. Cornog was a partner at The Boston Consulting Group and worked at Age Wave Communications and SmithKline Beckman Corporation (GSK). Since 2022, Mr. Cornog has served as a board member at Channel Control Merchants, which is a KKR portfolio company, and Brightview Holdings, Inc. (NYSE: BV), a publicly traded company controlled by KKR. Mr. Cornog is Chairman of the Board at Channel Control Merchants and is Chairman of the Audit and Finance Committee and the Conflicts Committee of LiveWire. Private company and philanthropic boards include Griffin Highline since 2022, Blue Crow Sports Group since 2022, and The Knight Campus at the University of Oregon since 2022.

Mr. Cornog earned a B.A. from Stanford University and an M.B.A. from Harvard Business School. We believe Mr. Cornog is qualified to serve as a Director due to his expansive experience in financial reporting and monitoring as well as his global portfolio experience.

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Dr. John Garcia	Age: 67 | Director since: 2022

Dr. John Garcia has served on the Board since September 2022 and is the Executive Chairman of AEA Investors LP, a private equity firm. Dr. Garcia joined AEA in 1999 as a Partner and Head of AEA Investors’ then newly formed European operations based in London. In 2002, Dr. Garcia became President of AEA Investors while continuing to head European operations and lead AEA Investors’ global Value-Added Industrial Products and Specialty Chemicals teams. In 2006, Dr. Garcia also became Chief Executive Officer of AEA Investors, during which time he was responsible for all operational aspects of AEA Investors including fundraising, investment review process, growth and strategy and operations. Dr. Garcia was also named Chairman of AEA Investors in 2012. and in 2019, in connection with relinquishing the title of Chief Executive Officer, he became the Executive Chairman. As Executive Chairman, Dr. Garcia remains responsible for AEA Investors’ investment review process. Since 1999, under his leadership, AEA Investors has made over 90 private equity investments totaling over $11 billion of invested capital. Dr. Garcia was also instrumental in the creation of the AEA Private Debt Funds in 2005 and the AEA Small Business Funds in 2004. Dr. Garcia has served on the board of numerous AEA Investors portfolio companies in addition to various other companies. Dr. Garcia serves as the chairman or member of the investment committee for the various private equity and private debt funds. Dr. Garcia has a long history of working together with family owned and entrepreneur-led businesses and investors to help them maximize their potential and meet their long-term needs.

Dr. Garcia earned a B.Sc. from the University of Kent, an M.A. and Ph.D. in Organic Chemistry from Princeton University, and an MBA from Wharton School of the University of Pennsylvania. We believe Dr. Garcia is qualified to serve as a Director due to his significant management, financial, and business experiences with private and public companies.

Dr. Kjell Gruner	Age: 57 | Director since: 2022

Dr. Kjell Gruner has served on the Board since September 2022 and is the Chief Commercial Officer and President, Business Growth of Rivian since September 2023. Previously, Dr. Gruner was the President and Chief Executive Officer of Porsche Cars North America from November 2020 to July 2023. Dr. Gruner served as the global Chief Marketing Officer of Porsche from September 2010 to October 2020. He served as Director of Strategy Mercedes-Benz Cars during his tenure at Daimler AG from 2004 to 2010. Prior to that time, he worked for Porsche and for the Boston Consulting Group (BCG).

Dr. Gruner earned a Master’s Degree from Karlsruhe Institute of Technology and a PhD in Marketing from WHU–Otto Beisheim School of Management. We believe Dr. Gruner is qualified to serve as a Director due to his extensive automotive and brand strategy experience.

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Glen Koval	Age: 49 | Director since: 2022

Glen Koval has served on the Board since September 2022. Mr. Koval has held several leadership positions at H-D since August 2001, including serving as Vice President of Engineering since January 2021, General Manager of Engineering from May 2020 to December 2020, Chief Engineer of EV Platform from January 2019 to April 2020 and Chief Engineer of Current Products from January 2017 to January 2019.

Mr. Koval holds a Bachelor of Engineering from Marquette University and an MBA from Concordia University-Wisconsin. We believe Mr. Koval is qualified to serve as a Director due to his decades of experience at H-D, his motorcycle product and engineering expertise, and his extensive knowledge of the motorcycle industry.

Paul Krause	Age: 46 | Director since: 2023

Paul Krause has served on the Board since June 2023 and is the Chief Legal Officer, Chief Compliance Officer, and Corporate Secretary of H-D. He has been in this role since March 2020 and oversaw the separation of LiveWire from H-D and the process of establishing LiveWire as a separate public company. He is also responsible for leading the global legal support for H-D in all areas including public company operations, corporate governance, global compliance, manufacturing, sales, dealer support, litigation, trademarks, and intellectual property. Mr. Krause has been with H-D since 2016 serving in various roles, including Interim Chief Legal Officer and Assistant General Counsel. Prior to joining H-D, Mr. Krause was an attorney for ArcelorMittal, a global steel manufacturer, and the law firm of Littler Mendelson.

Mr. Krause graduated from Marquette University Law School in 2004 and from Drake University, with a Bachelor of Science in Business Administration, in 2000. We believe Mr. Krause is qualified to serve as a Director due to his global compliance and corporate governance experience, and his leading role in the Company’s IPO.

Luke Mansfield	Age: 47 | Director since: 2024

Luke Mansfield has served on the Board since February 2024 and is the Chief Commercial Officer of H-D. Since joining H-D in 2018, Mr. Mansfield has held various leadership roles at H-D, including Vice President – Chief Strategy Officer from 2018 to 2020 and most recently Vice President – Motorcycle Management from 2020 to his current appointment as CCO. Mr. Mansfield has over 20 years of experience leading growth, product, strategy, and innovation for some of the world’s most iconic companies. Additionally, Mr. Mansfield has held and succeeded in global leadership roles within automotive, consumer electronics, and FMCG companies.

Mr. Mansfield graduated from University of Oxford in 1999 with a Master’s Degree in Chemistry. We believe Mr. Mansfield is qualified to serve as a Director due to his extensive global leadership roles across industries.

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Hiromichi Mizuno	Age: 58 | Director since: 2023

Hiromichi Mizuno has served as an Independent Board Member since June 2023 and is the Founder and CEO of Good Steward Partners, LLC. He currently serves as Special Advisor to CEO of MSCI, Inc. and Mission Committee Member of Danone S.A. He is the former Special Envoy of U.N. Secretary General on Innovative Finance and Sustainable Investments, the former Non-Executive Board Member of Tesla, Inc., and the former Special Advisor to the Minister of Economy, Trade and Industry of Japan. He previously served as Executive Managing Director and Chief Investment Officer of Government Pension Investment Fund of Japan (GPIF), the largest pension fund in the world with AUM $1.5 trillion. Prior to joining GPIF, Hiro was a partner at Coller Capital, a London-based private equity firm after working for Sumitomo Trust & Banking Co., Ltd. in Japan. His involvements with academic institutions include Executive Fellow of Harvard Business School, Harvard University, Executive in Residence and Global Leadership Council Member of Said Business School, Oxford University, Visiting Fellow of Cambridge Judge Business School, University of Cambridge, Senior Fellow of Kellogg School of Management, Northwestern University, Guest Professor of Osaka University Graduate School of Medicine, Advisor, and CiRA (Center for iPS Cell Research and Application, Kyoto University) Foundation.

Mr. Mizuno graduated from Kellogg School of Management with an MBA in 1995 and from Osaka City University with a Bachelor of Arts in 1988. We believe Mr. Mizuno is qualified to serve as a Director because of his extensive international financial experience and electric vehicle sector expertise.

Jonathan Root	Age: 50 | Director since: 2023

Jonathan Root has served on the Board since July 2023 and is the Chief Financial Officer of H-D. He previously served as the SVP of Harley-Davidson Financial Services (“HDFS”) where he oversaw the global HDFS business as President of Eaglemark Savings Bank, President of Harley-Davidson Insurance, and President of all other HDFS subsidiaries. Mr. Root has been responsible for both strategy and execution of Harley-Davidson’s motorcycle retail lending, branded credit card partnerships, commercial lending, and retail/commercial/insurance operations. Root has over 25 years of financial services and corporate finance experience. Mr. Root joined HDFS in 2011 and has held multiple roles across Harley-Davidson including VP, Insurance. Prior to HDFS, Mr. Root held a variety of roles at Ally Financial, Inc., GMAC Financial Services, Inc., and General Motors, Inc.

Mr. Root holds an MBA from the University of Detroit Mercy and a Bachelor of Science in Corporate Finance from Wayne State University. We believe Mr. Root is qualified to serve as a Director due to his financial acumen, global experience, and operational background.

The Board of Directors recommends a vote “FOR” each of the nine named Director Nominees.
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Board Matters and Corporate Governance
CORPORATE GOVERNANCE GUIDELINES
This section describes key corporate governance guidelines and practices that the Board has adopted in accordance with the corporate governance rules of the NYSE, as applicable, which serve as a flexible framework within which the Board and its committees operate. Complete copies of our Corporate Governance Guidelines, the charters of the Board committees, and our Code of Business Conduct and Ethics, described below, are available under “Governance Documents” on the Governance & Leadership page of the Investors section of our website at investor.livewire.com/governance-leadership/governance-documents. Alternatively, you can request a copy of any of these documents free of charge by writing to our Corporate Secretary at 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53208. Information on or accessible through our website is not incorporated by reference in this Proxy Statement.
INDEPENDENCE OF DIRECTORS
Director Independence
We adhere to the rules of the NYSE in determining whether a director is independent. The Board consults with its counsel to ensure that the Board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of Directors. The NYSE listing standards define an “independent director” as a person that, in the opinion of the issuer’s Board of Directors, has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). The Board has determined that William Cornog, John Garcia, Kjell Gruner, and Hiromichi Mizuno are considered our independent Directors. Our independent Directors may have regularly scheduled meetings at which only independent Directors are present.
Controlled Company Exception
As described in the “Policies and Procedures for Related Person Transactions” and “Certain Transactions” sections of this Proxy Statement, H-D continues to beneficially own more than 50% of our common stock and voting power. As a result, the Company is a “controlled company” within the meaning of the NYSE corporate governance standards. As a “controlled company,” we may elect not to comply with certain NYSE corporate governance requirements, including:
•	that a majority of the Board of Directors consists of independent Directors;
•
that the Board of Directors has a nominating and corporate governance committee that is composed entirely of independent Directors with a written charter addressing the committee’s purpose and responsibilities;

•	that the Board of Directors has a compensation committee that is composed entirely of independent Directors with a written charter addressing the committee’s purpose and responsibilities; and
•	for an annual performance evaluation of the nominating and corporate governance committee and compensation committee.
We currently utilize certain of these exemptions. As a result, we do not have a nominating and corporate governance committee or compensation committee that consists entirely of independent Directors and such committees may not be subject to annual performance evaluations. We may also elect to utilize additional exemptions for so long as we remain a “controlled company.” Accordingly, you will not have the same protections afforded to stockholders of companies subject to all NYSE corporate governance requirements.
In the event that we cease to be a controlled company within the meaning of these rules, we will be required to comply with these provisions after specified transition periods, including having at least a majority of independent members on each committee within 90 days of the date of our status change and fully independent committees within one year of the date of our status change.
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BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT
The Board believes that it is important to retain the flexibility to allocate the responsibilities of the offices of Chairman of the Board and Chief Executive Officer and/or to appoint an Independent Lead Director in any manner that it determines to be in the best interest of the Company and its stockholders at any point in time. The Board reviews its leadership structure periodically as part of its annual self-assessment process and monitors developments in corporate governance. The Company’s Corporate Governance Guidelines provide that at any time when the Board is not led by an independent Director serving as Chairman of the Board, the independent Directors may elect an independent Director to serve as Independent Lead Director.
From January 1, 2023 through June 11, 2023, the Board combined the roles of Chairman of the Board and Chief Executive Officer, which were held by Jochen Zeitz. Beginning June 12, 2023, with the appointment of Karim Donnez as the Company’s new Chief Executive Officer, Jochen Zeitz only held the role of Chairman of the Board. During 2023, John Garcia continued to serve as Independent Lead Director. The Board has determined that separating the roles of Chairman of the Board and Chief Executive Officer will serve the best interests of the Company and its stockholders. The separation of these roles allows each individual to devote sufficient time to their respective position. The Board believes that the current Board leadership structure provides effective independent oversight of management and streamlines accountability and direction for Company performance because the Board’s independent Directors bring experience, oversight, and expertise from outside of the Company while the rest of the Board, including Karim Donnez, bring Company and industry-specific experience, expertise, and leadership.
The Board oversees the risk management activities designed and implemented by our management. The Board does not anticipate having a standing risk management committee, but rather executes its oversight responsibility both directly and through its standing committees. The Board also considers specific risk topics, including risks associated with our strategic initiatives, business plans and capital structure. Our management, including our executive officers, are primarily responsible for managing the risks associated with the operation and business of the Company and provide appropriate updates to the Board and the Audit and Finance Committee. The Board delegates to the Audit and Finance Committee oversight of its risk management process, and our other Board committees also consider risks as they perform their respective committee responsibilities. All Board committees report to the Board as appropriate, including when a matter rises to the level of a material or enterprise risk.
MEETINGS OF THE BOARD OF DIRECTORS
The Board oversees the Company’s business. It establishes overall policies and standards and reviews the performance of management. During 2023, the Board held seven meetings. Each Board member attended 75% or more of the aggregate meetings of the Board and of the committees on which they served held during the period for which they were a Director or committee member. The Company’s Directors are encouraged to attend our annual meetings of stockholders, but we do not currently have a policy relating to Director attendance. For the Company’s 2023 annual meeting of stockholders, there were four Directors in attendance.
The independent Directors meet from time to time in executive session without non-independent Directors or management present at certain regularly scheduled Board meetings or more often as determined appropriate by the independent Directors.
COMMITTEES OF THE BOARD OF DIRECTORS
The Board has a number of committees that perform certain functions for the Board. The current standing committees of the Board are the Audit and Finance Committee, the Brand, Sustainability, and Safety Committee, the Conflicts Committee, the Human Resources Committee, and the Nominating and Corporate Governance Committee. The Board has adopted a written charter for each committee, all of which are available under “Governance Documents” on the Governance & Leadership page of the Investors section of our website at investor.livewire.com/governance-leadership/governance-documents. Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.
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Audit and Finance Committee
The Audit and Finance Committee is responsible for, among other things:
•	appointing, compensating, retaining, evaluating, terminating, and overseeing our independent registered public accounting firm;
•	discussing with our independent registered public accounting firm their independence from management;
•	reviewing, with our independent registered public accounting firm, the scope, and results of their audit;
•	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;
•	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the quarterly and annual financial statements that we file with the SEC;
•	overseeing our financial and accounting controls and compliance with legal and regulatory requirements;
•	reviewing our policies on risk assessment and risk management;
•	reviewing related person transactions;
•	reviewing our Code of Business Conduct and Ethics;
•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters;
•	overseeing the Company’s internal audit function; and
•	reviewing with management the Company’s capital structure and liquidity, hedging, risk management, and tax strategy.
The Audit and Finance Committee consists of William Cornog, John Garcia, Kjell Gruner, and Hiromichi Mizuno, with William Cornog serving as the committee chair. Rule 10A-3 of the Exchange Act and the NYSE rules require that our Audit and Finance Committee be composed entirely of independent members. The Board has affirmatively determined that William Cornog, John Garcia, Kjell Gruner, and Hiromichi Mizuno each meet the definition of “independent director” for purposes of serving on the audit committee under Rule 10A-3 of the Exchange Act and the NYSE rules. Each member of our Audit and Finance Committee also meets the financial literacy requirements of NYSE listing standards. In addition, the Board has determined that William Cornog qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. The Board has adopted a written charter for the Audit and Finance Committee, which is available on our corporate website. The information contained on our website is not incorporated by reference into this Proxy Statement. During 2023, the Audit and Finance Committee held five meetings.
Brand, Sustainability, and Safety Committee
The Brand, Sustainability, and Safety Committee is responsible for, among other things:
•
monitoring consumer, market, industry, and macroeconomic trends, issues and concerns that could affect our brand relevance and its retail and go-to-market models, processes, resources, activities, strategies, and other capabilities, and making recommendations to the Board and management regarding how we should respond to such trends, issues, and concerns;

•
monitoring the social, political, environmental, public policy, legislative, and regulatory trends, issues, and concerns that could affect our brand and sustainability models, processes, resources, activities, strategies, and other capabilities, and making recommendations to the Board and management regarding how we should respond to social and environmental trends, issues, and concerns to achieve its brand and sustainability goals more effectively;

•
monitoring the Company’s safety performance, initiatives, policies, processes, general safety trends, issues, and concerns that could affect our brand’s customers, employees, or other stakeholders, and make recommendations to the Board and management regarding how we should address these matters;

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•
considering and advising management on high-leverage aspects of our brand and our go-to-market strategies to rapidly improve its brand relevance, retail prowess, and new customer creation in the near term, while building strong leadership and company capabilities in these areas for the long term;

•
assisting management in setting strategy, establishing goals, and integrating brand, social, and environmental shared value creation, and inclusion into daily business activities across our business, consistent with sustainable growth;

•	reviewing recent technologies and other innovations that will permit us to achieve sustainable growth without growing our environmental impact; and
•
considering the impact that our sustainability policies, practices, and strategies have on employees, customers, dealers, suppliers, the environment, and the communities in which we operate and where our customers ride.

The Brand, Sustainability, and Safety Committee is composed of Kjell Gruner, Glen Koval, Luke Mansfield, and Hiromichi Mizuno, with Kjell Gruner serving as chair. The Board has adopted a written charter for the Brand, Sustainability, and Safety Committee, which is available on our corporate website. The information contained on our website is not incorporated by reference into this Proxy Statement. During 2023, the Brand, Sustainability, and Safety Committee held three meetings.
Conflicts Committee
The Conflicts Committee is responsible for, among other things, reviewing and approving:
•	new material arrangements and transactions between the Company and H-D;
•	changes to our organizational documents that involve conflicts between the Company and H-D;
•
resolution of material disputes related to agreements between the Company and H-D, including any material amendment, waiver, or enforcement action relating to any such agreements and any other material operational matters between the Company and H-D; and

•	any sales of shares of the Company’s common stock by H-D that are subject to an early price-based release under a Registration Rights Agreement between the Company and H-D.
The Conflicts Committee is composed of William Cornog, John Garcia, and Kjell Gruner, with William Cornog serving as chair. The Conflicts Committee is composed entirely of independent Directors that the Board determined meet the independence requirements of the NYSE. The Board has adopted a written charter for the Conflicts Committee, which is available on our corporate website. The information contained on our website is not incorporated by reference into this Proxy Statement. During 2023, the Conflicts Committee held four meetings.
Human Resources Committee
The Human Resources Committee operates under a written charter and is responsible for, among other things:
•
reviewing and approving corporate goals and objectives with respect to the compensation of the Chief Executive Officer, evaluating the Chief Executive Officer’s performance in light of these goals and objectives, and setting compensation for the Chief Executive Officer. Notwithstanding the above, during the time that Jochen Zeitz held the role of Chief Executive Officer, his compensation was paid by H-D;

•	reviewing and setting or making recommendations to the Board regarding the compensation of the Company’s other executive officers;
•	reviewing and making recommendations to the Board regarding Director compensation;
•	reviewing and approving or making recommendations to the Board regarding the Company’s incentive compensation and equity-based plans and arrangements;
•
reviewing and discussing with management the Company’s Compensation Discussion and Analysis to be included in the Company’s Annual Report on Form 10-K or annual proxy statement and considering whether to recommend to the Board that the Company’s Compensation Discussion and Analysis should be included in such filing; and

•	preparing the annual compensation committee report.
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The Human Resources Committee consists of William Cornog, John Garcia, Paul Krause, and Jonathan Root, with John Garcia serving as chair. John Garcia and William Cornog each qualify as “independent Directors” under the NYSE rules. The Board has adopted a written charter for the Human Resources Committee, which is available on our corporate website. The information contained on our website is not incorporated by reference into this Proxy Statement. During 2023, the Human Resources Committee held four meetings.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is responsible for, among other things:
•	identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board as set forth in the Company’s Corporate Governance Guidelines;
•	recommending to the Board the nominees for election to the Board at annual meetings of the Company’s stockholders;
•	annually reviewing the committee structure of the Board and recommending to the Board the Directors to serve as members of each committee;
•	periodically reviewing the Board leadership structure and recommending to the Board for its approval changes to the leadership structure;
•	reviewing and assessing the Company’s Corporate Governance Guidelines and recommending any proposed changes to the Board for approval; and
•	making recommendations to the Board regarding governance matters, including but not limited to, the Company’s certificate of incorporation, bylaws, and the charters of the Board’s other committees.
The Nominating and Corporate Governance Committee consists of William Cornog, Kjell Gruner, Paul Krause, Luke Mansfield, and Jonathan Root, with Paul Krause serving as chair. William Cornog and Kjell Gruner each qualify as “independent Directors” under the NYSE rules. The Board has adopted a written charter for the Nominating and Corporate Governance Committee, which is available on our corporate website. The information contained on our website is not incorporated by reference into this Proxy Statement. During 2023, the Nominating and Corporate Governance Committee held four meetings.
HUMAN RESOURCES COMMITTEE PROCESSES AND PROCEDURES
The implementation of the Company’s compensation philosophy is carried out under the supervision of the Human Resources Committee. Members of the Company’s management, in addition to the Human Resources Committee’s independent advisors and the Chairman, may attend portions of the Human Resources Committee meetings for the purpose of providing analysis and information to assist in making recommendations on various compensation matters. However, the Company’s management does not participate in executive sessions of the Human Resources Committee.
GUIDELINES FOR SELECTING DIRECTOR NOMINEES
The Nominating and Corporate Governance Committee considers persons identified by its members, management, stockholders, investment bankers, and others. The guidelines for selecting nominees, which are specified in the Nominating and Corporate Governance Committee charter, generally provide those individuals to be nominated:
•	should have demonstrated notable or significant achievements in business, education, or public service;
•
should possess the requisite intelligence, education, and experience to make a significant contribution to the Board and bring a range of skills, diverse perspectives and backgrounds to our deliberations; and

•	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.
The Nominating and Corporate Governance Committee considers several qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the Board. The Nominating and Corporate Governance Committee may require certain skills or attributes, such as financial or accounting
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experience, to meet specific Board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The Nominating and Corporate Governance Committee does not distinguish among nominees recommended by stockholders and other persons.
All Director nominees have been recommended to the Board by the Nominating and Corporate Governance Committee for re-election as Directors at the Annual Meeting, and the Board has approved such recommendations.
STOCKHOLDERS RECOMMENDATIONS TO THE BOARD OF DIRECTORS
Stockholders who wish to recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential Director candidates may submit the names of the recommended individuals, together with appropriate biographical information and background materials as required by the Company’s Bylaws, to the Corporate Secretary, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53208. In the event there is a vacancy, and assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.
STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
The Board has a process for stockholders and others to send communications to the Board or any Director. All such communications should be sent by mail addressed to the Board or any particular Director at c/o Corporate Secretary, LiveWire Group, Inc., 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53208. All appropriate communications received by the Company’s Corporate Secretary will be sent directly to the Board or the Director. The Board also communicates with stockholders and other stakeholders through various media, including the Company’s annual report and SEC filings, proxy statement, news releases, and website.
CODE OF BUSINESS CONDUCT AND ETHICS
We have adopted a written code of business conduct and ethics, which applies to all our Directors, officers, and employees, including our principal executive officer, our principal financial officer, our principal accounting officer, and other persons performing similar finance functions. Our Code of Business Conduct and Ethics is available under “Governance Documents” on the Governance & Leadership page of the Investors section of our website at investor.livewire.com/governance-leadership/governance-documents. In addition, we intend to post on our website all disclosures that are required by law or listing rules of the NYSE concerning any amendments to, or waivers from, any provision of our Code of Business Conduct and Ethics. Information on or accessible through our website is not incorporated by reference in this Proxy Statement.
ANTI-HEDGING AND ANTI-PLEDGING POLICY
The Company has an Insider Trading Policy that applies to all employees, officers, and Directors of the Company. Under this policy, all employees, officers, and Directors and their family members are prohibited from engaging in short-sales, transactions in put or call options or other derivative transactions, hedging transactions or other inherently speculative transactions in the Company’s stock or pledging Company stock in any circumstance, including by purchasing Company stock on margin or holding Company stock in a margin account.
CLAWBACK POLICY
We have adopted a Clawback Policy which applies to all employees, including covered officers of the Company. Covered Officers are the Company’s Chief Executive Officer, Chief Financial Officer, Controller, or any employee at a level equivalent to Vice President or higher in charge of a principle business unit, division, or function, and any person who performs significant policy-making functions. This policy ensures that in the event of an accounting restatement due to material non-compliance with financial reporting requirements, the Company can recover excessive Incentive-Based Compensation received by certain covered officers as required by the Securities and Exchange Commission.
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Director Compensation
Our Directors play a critical role in guiding the Company’s strategic direction and in overseeing the Company’s management. The many responsibilities and risks and the substantial time commitment of being a Director require the Company to provide adequate compensation commensurate with the Directors’ workload and opportunity costs. During 2023, Directors who were not employees of the Company or H-D received annual cash retainers and a restricted stock unit award, as well an option to receive the cash retainers in the form of fully vested stock units, as set forth below in respect of their service on the Board during 2023. Directors who are employees of the Company or H-D do not receive any additional compensation for their service on the Board.
Cash Compensation. The following table is a summary of the annual cash retainers for the non-employee Directors. In 2023, non-employee Directors received retainer fees based on their roles on the Board and the time period during which they served. The retainer fees are paid promptly following the Annual Meeting for service for the ensuing year and are subject to adjustment or recoupment by the Company if a non-employee Director leaves the Board or changes a committee position. Those amounts are disclosed below.
COMPENSATION COMPONENT	ANNUAL AMOUNT ($)
Non-Employee Board Member	60,000
Committee Chair
Audit and Finance	10,000
Human Resources	7,500
Nominating and Corporate Governance	6,500
Committee Member
Audit and Finance	8,000
Human Resources	5,000
Nominating and Corporate Governance	5,000
Independent Lead Director	20,000
Equity Compensation. In August 2023, in recognition of his membership on the Board, Mr. Hiromichi received a one-time restricted stock unit award with a grant date fair value of $375,000, which is scheduled to vest on the earlier of the next Annual Meeting of Stockholders or the anniversary of the grant date, subject to the Director’s continued service through such date. This one-time grant aligns with the one-time restricted stock unit awards granted to all the then-serving non-employee Directors in December 2022 when the first grants were made following the Business Separation In addition, non-employee Directors receive an annual restricted stock unit award on the date following the Annual Meeting of Stockholders, with a grant date fair value of $125,000, which vests on the earlier of the next Annual Meeting of Stockholders or the anniversary of the grant date, subject the Director’s continued service through such date. Non-employee Directors may also elect to receive their annual cash retainers in the form of fully vested shares of the Company’s common stock.
Other Benefits. Non-employee Directors are also eligible to receive an annual clothing allowance of $500 to purchase the Company’s apparel and accessories, use of a Company motorcycle to further Company business objectives and the same discount on Company products that is provided to all Company employees.
LiveWire Group, Inc.   20   2024 Proxy Statement

2023 DIRECTOR COMPENSATION TABLE
The following table sets forth information for the year ended December 31, 2023, regarding the compensation awarded to, earned by or paid to the non-employee Directors who served on the Board during 2023. Mr. Zeitz, the former Chief Executive Officer of the Company, Ms. Gina Goetter, the former Chief Financial Officer of H-D, Mr. Koval, the Vice President of Engineering of H-D, Mr. Krause, the Chief Legal Officer, Chief Compliance Officer, and Corporate Secretary of H-D, Ms. Edel O’Sullivan, the former Chief Commercial Officer of H-D, and Mr. Root, the Chief Financial Officer of H-D, do not receive additional compensation for their service as a Director, and therefore, are not included in the Director Compensation table below. Ms. Goetter and Ms. O’Sullivan ceased serving as Directors of the Company on July 7, 2023 and January 23, 2024, respectively.  All compensation paid to Mr. Zeitz is reported below in the “Summary Compensation Table.”
DIRECTOR NAME	FEES EARNED OR PAID IN CASH ($)(1)	STOCK AWARDS ($)(2)(3)	TOTAL ($)
William Cornog	80,007	125,003	205,009
John Garcia	95,504	125,003	220,507
Kjell Gruner	73,000	125,003	198,003
Hiromichi Mizuno	60,009	375,002	435,011
1.
Amounts reflect the annual cash retainers for the year ended December 31, 2023. Non-employee Directors have the option of receiving their cash retainers in the form of stock. Mr. Garcia and Mr. Cornog elected to receive their annual cash retainer payment made in 2023 in the form of stock.

2.
Amounts reflect the aggregate grant date fair value of stock awards computed in accordance with the provisions of FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 15 to our financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

3.
As of December 31, 2023, the non-employee directors held outstanding restricted stock units to acquire the following number of shares of the Company’s common stock (Mr. Zeitz, Ms. Goetter, Mr. Koval, Mr. Krause, Mr. Root, and Ms. O’Sullivan, as employees of H-D, do not hold any awards to acquire the Company’s common stock):

DIRECTOR NAME	OUTSTANDING RESTRICTED STOCK UNITS (#)
William L. Cornog	18.302
John Garcia	18,302
Kjell Gruner	18,302
Hiromichi Mizuno	36,801
2024 NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM
For 2024, the non-employee Director compensation program remains the same as 2023 and includes the same annual cash retainers described above.
NON-EMPLOYEE DIRECTOR STOCK OWNERSHIP GUIDELINES
In February 2023, the Board approved stock ownership guidelines for each Director who is not an employee of the Company or H-D. Under the guidelines, the non-employee Directors have five years from his or her election to the Board or February 13, 2023, the date the Human Resources Committee approved the stock ownership guidelines, whichever is longer, to accumulate the minimum ownership requirements of five times the retainer fee. Restricted stock, restricted stock units, shares held in 401(k) accounts, deferred stock units, and shares of common stock directly held by the Director count toward satisfying the guidelines.
LiveWire Group, Inc.   21   2024 Proxy Statement

PROPOSAL NO. 2:
Ratification of the Selection
of Ernst & Young LLP as Our
Independent Registered Public
Accounting Firm for the Fiscal Year
Ending December 31, 2024
The Audit and Finance Committee has selected Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024, and the Board is submitting this selection to our stockholders for ratification at the Annual Meeting. Ernst & Young has served as the Company’s independent registered public accounting firm since 2022. Representatives of Ernst & Young plan to attend the Annual Meeting and will be available to answer appropriate questions from stockholders. They will have the opportunity to make a statement if they desire to do so.
Neither our Bylaws nor other governing documents or law require stockholder ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm. However, the Board is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of good corporate governance practice. If the stockholders fail to ratify the selection, the Audit and Finance Committee will reconsider whether to retain Ernst & Young. Even if the selection is ratified, the Audit and Finance Committee in its discretion may direct the appointment of different independent registered public accounting firm at any time during the year if the Audit and Finance Committee determines that such a change would be in the best interest of the Company and its stockholders.
The Board of Directors recommends a vote “For” the Ratification of Ernst & Young as the Company’s Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2024.
LiveWire Group, Inc.   22   2024 Proxy Statement

Independent Registered Public Accountants
FEES
The following is a summary of the fees and services provided by Ernst & Young to the Company for fiscal year ended December 31, 2023 and 2022, which includes services provided by Ernst & Young to H-D related to the audit of the financial services of our business prior to the Business Combination:
DESCRIPTION OF SERVICES PROVIDED BY ERNST & YOUNG	2023 ($)	2022 ($)
Audit Fees(1)	$690,025	$1,547,263
Audit Related Fees(2)	–	–
Tax Fees(3)	–	–
All Other Fees(4)	–	–
TOTAL	$690,025	$1,547,263
1.
Audit Fees include fees for the audit of our consolidated financial statements. This category also includes fees for services that generally only the principal auditor can reasonably provide to a client, such as comfort letters, consents, and reviews of documents that we file with the SEC.

2.	Audit Related Fees included consultation on accounting and internal control matters.
3.	Tax Fees included tax advice, planning, compliance, and transaction consulting.
4.	All Other Fees consists of the aggregate fees for all services other than those described above.
As set forth in the Audit and Finance Committee Charter, the Audit and Finance Committee pre-approves the scope of the audit, audit-related, and tax services provided by the independent registered public accounting firm, as well as all associated fees and terms, pursuant to pre-approval policies and procedures established by the Audit and Finance Committee. The Audit and Finance Committee evaluates the independent registered public accounting firm’s qualifications, performance, and independence, and presents its conclusions to the full Board at least on an annual basis.
All the services provided by Ernst & Young during 2023, and fees for such services, were pre-approved by the Audit and Finance Committee in accordance with these standards.
LiveWire Group, Inc.   23   2024 Proxy Statement

Change in Independent Registered Public Accounting Firm
For accounting purposes, the transactions contemplated as part of the Business Combination were treated as a reverse acquisition and, as such, the historical financial statements of the accounting acquirer, LiveWire, which have been audited by Ernst & Young, will become the historical financial statements of the Company. In a reverse acquisition, a change of accountants is presumed to have occurred unless the same accountant audited the pre-transaction financial statements of both the legal acquirer and the accounting acquirer, and such change is generally presumed to occur on the date the reverse acquisition is completed.
PREVIOUS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
On September 30, 2022, the Audit and Finance Committee dismissed WithumSmith+Brown, PC (“Withum”), ABIC’s independent registered public accounting firm prior to the Business Combination, as the Company’s independent registered public accounting firm effective following the completion of the Company’s review of the quarter ended September 25, 2022, which consists only of the accounts of the pre-Business Combination special purpose acquisition company, ABIC.
The report of Withum on ABIC’s, the Company’s legal predecessor, financial statements as of December 31, 2021 and December 31, 2020, and the year ended December 31, 2021 and for the period from October 5, 2020 (inception) to December 31, 2020, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles.
During the period from October 5, 2020 (inception) to December 31, 2020, the year ended December 31, 2021, and the subsequent interim period through September 30, 2022, there were no disagreements between the Company and Withum on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Withum, would have caused it to make reference to the subject matter of the disagreements in its reports on ABIC’s financial statements for such period.
During the period from October 5, 2020 (inception) to December 31, 2020, the year ended December 31, 2021, and the subsequent interim period through September 30, 2022, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act).
NEW INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
On September 30, 2022, the Board approved the engagement of Ernst & Young as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ended December 31, 2022. Ernst & Young served as the independent registered public accounting firm of LiveWire EV, LLC prior to the Business Combination. During the period from October 5, 2020 (inception) to December 31, 2020, the year ended December 31, 2021, and the subsequent period through September 30, 2022, neither the Company nor anyone on the Company’s behalf consulted with Ernst & Young with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on our financial statements, and no written report or oral advice was provided to us by Ernst & Young that was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any other matter that was either the subject of a disagreement or a reportable event as that term is defined in Item 304(a)(1)(v) of Regulation S-K of the Exchange Act.
LiveWire Group, Inc.   24   2024 Proxy Statement

Report of the Audit and Finance Committee of the Board of Directors
The Audit and Finance Committee reviews the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for the preparation and integrity of the consolidated financial statements and the reporting process, including establishing and monitoring the system of internal financial controls. In this context, during fiscal year 2023, the Audit and Finance Committee met and held discussions with management and Ernst & Young, the Company’s independent registered public accounting firm. The Company’s management has represented to the Audit and Finance Committee that the Company’s consolidated financial statements for the fiscal year ended December 31, 2023, were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit and Finance Committee has reviewed and discussed the audited financial statements of the Company with management of the Company and Ernst & Young.
In addition, the Audit and Finance Committee has reviewed and discussed with Ernst & Young: (i) the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC; and (ii) the written disclosures and the letter received from Ernst & Young required by applicable requirements of PCAOB regarding Ernst & Young’s communications with the Audit and Finance Committee concerning independence and the independence of Ernst & Young from the Company and its management.
Based on the review and discussion referred to above, the Audit and Finance Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for filing with the SEC.
Respectfully submitted by the members of the Audit and Finance Committee of the Board of Directors:
William Cornog, Chair
John Garcia
Kjell Gruner
Hiromichi Mizuno
LiveWire Group, Inc.   25   2024 Proxy Statement

Common Stock Ownership of Certain Beneficial Owners and Management
Except as otherwise noted, the following table sets forth certain information known to the Company regarding beneficial ownership of the Company’s common stock as of March 20, 2024 by:
•	each person whom we know to own beneficially more than 5% of our common stock;
•	each of the Company’s Directors, nominees, and named executive officers individually; and
•	all the Company’s Directors and named executive officers as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.
The beneficial ownership of our Common Stock is based on 203,162,565 shares of common stock issued and outstanding on March 20, 2024.
Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them. To our knowledge, no shares of our common stock beneficially owned by any executive officer or Director have been pledged as security.
LiveWire Group, Inc.   26   2024 Proxy Statement

	SHARES BENEFICIALLY OWNED
NAME OF BENEFICIAL OWNER(1)	NUMBER(2)	PERCENT
GREATER THAN 5% STOCKHOLDERS
Legacy LiveWire Equityholder(3)	181,000,000	89.09%
AEA-Bridges Impact Sponsor LLC(4)	18,450,000	8.64%
DIRECTORS AND NAMED EXECUTIVE OFFICERS
Jochen Zeitz	0	*
William L. Cornog	84,522	*
John Garcia(5)	3,826,727	1.87%
Kjell Gruner	72,808	*
Glen Koval	0	*
Paul Krause	0	*
Luke Mansfield	0	*
Hiromichi Mizuno	6,105	*
Jonathan Root	0	*
Karim Donnez	0	*
Ryan Morrissey	66,192	*
Tralisa Maraj	35,639	*
All current executive officers and Directors as a group (14 persons)(6)	4,138,076	1.92%
*	Less than one percent.
1.	Unless otherwise indicated, the mailing address of each of the stockholders listed in the table above is c/o LiveWire Group, Inc., 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53208.
2.
Includes the following shares not currently outstanding but deemed beneficially owned because of the right to acquire them pursuant to restricted stock units that vest within 60 days or have vested but have not yet been distributed: 30,016 shares for Mr. Cornog, 32,285 shares for Dr. Garcia, 18,302 shares for Dr. Gruner, and 6,105 shares for Mr. Mizuno.

3.
The Legacy LiveWire Equityholder is the record holder of such shares of Common Stock. The Legacy LiveWire Equityholder is a direct, wholly owned subsidiary of HDMCG, which, in turn, is a wholly owned subsidiary of H-D. By reason of their relationships, HDMCG and H-D may be deemed to share the power to vote or to direct the vote and to dispose or direct the disposition of the shares of Common Stock held by the Legacy LiveWire Equityholder and may be deemed to have shared beneficial ownership of the shares of Common Stock held directly by the Legacy LiveWire Equityholder.

4.
Based solely on a Form 13G filed with the SEC on February 10, 2023. AEA-Bridges Impact Sponsor LLC (the “Sponsor”) directly holds (i) 7,950,000 shares of common stock and (ii) 10,500,000 private placement warrants that are currently exercisable into an equal number of shares of common stock. The Sponsor is governed by a three-member board of managers. Each manager has one vote, and the approval of a majority of the managers is required to approve an action of our sponsor. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and a voting and dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. This is the situation with regard to the Sponsor. Based upon the foregoing analysis, no individual manager of the Sponsor exercises voting or dispositive control over any of the securities held by the Sponsor, even those in which such manager directly holds a pecuniary interest. The business address for the Sponsor is 520 Madison Avenue, 40th Floor, New York, NY 10022.

5.	Includes 1,250,000 warrants that are currently exercisable into an equal number of shares of common stock. The business address for Mr. Garcia is 520 Madison Avenue, 40th Floor, New York, NY 10022.
6.	See footnotes 4 and 5 for warrants included in this total.
LiveWire Group, Inc.   27   2024 Proxy Statement

Executive Compensation
This section describes the material components of the Company’s executive compensation program for the executive officers who are named in the “Summary Compensation Table” below. In 2023, our named executive officers (“NEOs”) and their positions were as follows:
•	Karim Donnez, Chief Executive Officer
•	Ryan Morrissey, President, Ventures & Investments
•	Tralisa Maraj, Chief Financial Officer
•	Jochen Zeitz, Former Chief Executive Officer
As an “emerging growth company” within the meaning of the JOBS Act, we have opted to comply with the reduced executive compensation disclosure requirements available to emerging growth companies pursuant to the JOBS Act, which require compensation disclosure for each person who served as our principal executive officer in 2023 and the two most highly compensated executive officers other than our principal executive officer for 2023.
2023 EXECUTIVE TRANSITIONS
Effective June 12, 2023, the Board appointed Mr. Donnez as the Chief Executive Officer to succeed Mr. Zeitz, whose term as Chief Executive Officer ended on June 11, 2023. Mr. Zeitz remained as Chairman of the Board. In connection with organizational changes made following Mr. Donnez’s appointment, Mr. Morrissey assumed the position of President, Ventures & Investments, effective August 11, 2023.
2023 COMPENSATION OVERVIEW
Below is a summary of the actions taken with respect to the key elements of NEO compensation in 2023:
•
Base Salary: Mr. Donnez’s annual base salary was set at $600,000 in connection with his appointment as Chief Executive Officer in June 2023. No changes were made to the annual base salaries for Ms. Maraj or Mr. Morrissey for 2023. Mr. Zeitz’s base salary was set by the H-D Human Resources Committee and paid entirely by H-D.

•
Short-Term Incentive Plan: In February 2023, the Human Resources Committee approved the 2023 Short Term Incentive Plan and metrics discussed in further detail below under “2023 Short-Term Incentive Plan.” The NEOs, except for Mr. Zeitz, were eligible to participate. Mr. Zeitz participated in the H-D Short-Term Incentive Plan during 2023.

•
Long-Term Incentive Plan: In February 2023, the Human Resources Committee approved annual equity awards under the LiveWire Group, Inc. 2022 Incentive Award Plan for Ms. Maraj and Mr. Morrissey in the form of restricted stock units, which vest on each of the first three anniversaries of the date of the grant. In June 2023, in connection with his appointment as the new Chief Executive Officer of the Company, the Human Resources Committee approved an initial grant to Mr. Donnez of restricted stock units, valued at $3,000,000, which vest on each of the first three anniversaries of the date of the grant. Mr. Zeitz did not receive any equity awards from the Company, but did participate in the H-D Long-Term Incentive Plan for 2023.

Mr. Zeitz received no compensation from the Company in 2023. Due to H-D’s large majority ownership of the Company and Mr. Zeitz’s dual leadership roles at the Company and H-D, his compensation was set by the H-D Human Resources Committee and paid or accounted for entirely by H-D. Because Mr. Zeitz’s compensation was not apportioned between the Company and H-D, as required by applicable regulations, the Company has listed all the compensation paid or allocated to him for his services to those entities in 2023, even though none of it was paid or accounted for by the Company.
LiveWire Group, Inc.   28   2024 Proxy Statement

SUMMARY COMPENSATION TABLE
The following table discloses compensation paid to our NEOs in 2021, 2022, and 2023, as applicable. For Mr. Zeitz, the compensation reflected in the table was set by the Human Resources Committee of H-D and fully paid and/or accounted for by H-D. Other than the compensation Mr. Zeitz received from H-D, he received no additional compensation from the Company in 2023.
NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)(1)	BONUS ($)	STOCK AWARDS ($)(2)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)(3)	OPTION AWARDS ($)	ALL OTHER COMPENSATION ($)(4)	TOTAL ($)
Karim Donnez Chief Executive Officer(5)	2023	323,077	—	3,000,000	250,291	—	—	3,573,368
Tralisa Maraj Chief Financial Officer(6)	2023	385,000	—	462,007	216,563	—	—	1,063,570
	2022	199,904	—	1,667,644	176,015	—	7,996	2,051,559
Ryan Morrisey President, Ventures & Investments	2023	475,000	—	950,000	320,625	—	—	1,745,625
	2022	475,000	—	3,888,574	930,778	—	28,267	5,322,619
	2021	357,877	500,000	347,275	1,144,178	—	8,221	2,357,551
Jochen Zeitz Former Chief Executive Officer(7)	2023	1,948,000	—	6,500,029	3,093,600	—	411,651	11,953,280
	2022	1,900,000	—	38,407,535	2,738,400	—	278,929	43,324,864
	2021	2,500,000	—	6,000,030	3,000,000	6,435,000	170,538	18,105,568
(1)	Amounts reflect the base salary earned by our NEOs.
(2)
Amounts shown for 2023 reflect the aggregate grant date fair value of each restricted stock unit award granted, computed in accordance with Accounting Standards Codification Topic 718 (“ASC 718”). The grant date fair value of restricted stock unit awards is based on the market price of the underlying stock as of the date of grant (which considers the value of dividend equivalents that the holder is entitled to receive). For additional detailed on Mr. Zeitz’s grants, please refer to the Harley-Davidson proxy statement filed on April [5], 2024.

(3)
The amounts reported in this column for 2023 include the amounts each NEO earned under his or her STIP award for 2023, which were paid during 2024. For each year in this table, this column shows compensation for the year in which it was earned, even if the amount was paid during the following year. In addition, this column includes a one-time payment to Mr. Morrissey in 2022 based on the date of the Business Combination, as previously negotiated as part of his offer of employment.

(4)	Amounts reported in the All Other Compensation column for 2023 consisted of the following:
NAME	401(K) PLAN CONTRIBUTION ($)	DEFERRED COMPENSATION PLAN CONTRIBUTION ($)	HEALTHCARE ACCOUNT CONTRIBUTION ($)	AIRCRAFT USAGE ($)(A)	TOTAL ($)
Karim Donnez	14,769	0	0	—	14,769
Tralisa Maraj	22,500	0	1,700	—	24,200
Ryan Morrissey	22,500	0	0	—	22,500
Jochen Zeitz	27,050	185,912	—	198,689	411,651
A.
Compensation for executive aircraft usage is based on the incremental cost to H-D. Incremental cost is calculated based on an annual average cost per flight hour which includes costs for fuel, landing/hanger fees, crew travel costs, catering, and other variable flight expenses. This annual average cost per flight hour is then multiplied by the hours flown in connection with executive aircraft usage, including any flight hours necessary to reposition the aircraft. Since H-D uses its aircraft primarily for business travel, we do not include costs that H-D would have incurred regardless of executive aircraft usage, such as depreciation, pilot salaries, and maintenance costs. In addition, compensation for executive aircraft usage also includes approximately $58,000 related to the cost of chartering an aircraft during maintenance of H-D’s aircraft.

(5)	Mr. Donnez was appointed to the position of Chief Executive Officer on June 12, 2023.
(6)	Ms. Maraj first became an NEO in 2022.
(7)	Mr. Zeitz’s employment with the Company ended on June 11, 2023, but he remains the Chairman of the Board.
LiveWire Group, Inc.   29   2024 Proxy Statement

NARRATIVE TO SUMMARY COMPENSATION TABLE
2023 Base Salaries
Mr. Donnez, Ms. Maraj and Mr. Morrissey received a base salary to compensate them for services rendered to the Company. The base salary payable to each of these NEOs is intended to provide a fixed component of compensation reflecting the NEO’s skill set, experience, role, responsibilities and market data. Mr. Zeitz’s base salary was set by the H-D Human Resources Committee and paid entirely by H-D for his services to both H-D and the Company. Mr. Zeitz was not paid any base salary by the Company. Base salaries for our NEOs for 2023 are set forth below. The actual base salaries earned by our NEOs for services to H-D and the Company in 2023 are set forth in the “Salary” column of the “Summary Compensation Table” above.
NAME	2023 BASE SALARY ($)
Karim Donnez	600,000
Tralisa Maraj	385,000
Ryan Morrissey	475,000
Jochen Zeitz	1,950,000
2023 Cash Incentives
LiveWire Short-Term Incentive Plan
In February 2023, based upon input from independent compensation consultant to the Human Resources Committee, Mercer LLC (“Mercer”), the Human Resources Committee approved the LiveWire Short-Term Incentive Plan (“STIP”), in which all our NEOs, except for Mr. Zeitz, were eligible to participate. Under the LiveWire Short-Term Incentive Plan, annual cash incentives were targeted at a percentage of base salary and earned based upon metrics tied to Company performance: (1) unit sales, (2) gross margin, and (3) operating expense. Unit sales is defined as the sales of H-D’s STACYC electric bicycle and the Company’s LiveWire ONE and Del Mar motorcycles in the United States and Europe. Gross margin is defined as net sales less cost of goods sold. Operating expense is defined as selling, administrative, and engineering expenses incurred in operating the Company. The Human Resources Committee selected these metrics, which yield the Company’s operating income, as that is a priority measure of the health of the business and demonstrates progress against the Company’s strategy. In February 2023, the Human Resources Committee approved STIP metrics tied to publicly provided guidance of unit sales and operating loss also noting Board discretion was to be applied. In July 2023, the Company publicly revised its unit sales guidance. In Febraury 2024, the Human Resources Committee determined that the revised metrics were achieved, when taking into account the exclusion of a one-time end-of-life write-off, but utilized Board discretion to provide a 75% payout of STIP for NEOs.
H-D Short-Term Incentive Plan
In February 2023, the H-D Human Resources Committee approved the H-D Short-Term Incentive Plan, in which only Mr. Zeitz was eligible to participate. Under the H-D Short-Term Incentive Plan, annual cash incentives were targeted at a percentage of base salary and earned based upon one metric tied to H-D’s performance: operating income. Under the H-D Short-Term Incentive Plan, if H-D did not achieve a minimum level of performance, the threshold payout was 50% of the target opportunity, and if performance at or above the upper end of the performance goal would result in a payout of 200% of the target opportunity. There was also a threshold level of operating income required to achieve a payout. In addition, for 2023, the H-D Human Resources Committee approved a supplemental H-D Short-Term Incentive Plan component and award value for Mr. Zeitz of $1.5 million to recognize his leadership at LiveWire and his assistance to the Board in identifying and integrating a new Chief Executive Officer. In February 2024, the H-D Human Resources Committee determined that each of the metrics was achieved. All amounts paid out to Mr. Zeitz under the H-D Short-Term Incentive Plan were paid by H-D.
LiveWire Group, Inc.   30   2024 Proxy Statement

The annual target incentive opportunities (expressed as a percentage of base salary) under the 2023 Short-Term Incentive Plan for our NEOs and the actual amounts paid to our NEOs based on their respective performance results are set forth below:
NAME	ANNUAL TARGET INCENTIVE (% OF BASE SALARY)(1)	ACTUAL AWARD PAID ($)
Karim Donnez	100	250,291
Tralisa Maraj	75	216,563
Ryan Morrissey	90	320,625
Jochen Zeitz	123	3,093,600
(1)	Mr. Donnez’s Short-Term Incentive Payout was prorated for 2023 based on his partial year of employment with LiveWire.
The actual awards paid are set forth in the “Non-Equity Incentive Plan” column of the “Summary Compensation Table” above.
Equity Compensation
2023 Equity Grants
On February 9, 2023, Mr. Zeitz was granted an award of 135,927 H-D restricted stock units, which vests in equal installments on the first, second and third anniversary of the grant date, subject to Mr. Zeitz’s continued employment with H-D through such dates. If Mr. Zeitz’s employment with H-D had terminated other than for cause prior to such date, then the restricted stock units would have vested in full upon such termination. Additionally, if Mr. Zeitz’s employment with H-D had terminated due to his death or “disability” (as defined in the H-D Stock Plan), then a pro rata portion of the restricted stock units would have vested upon such termination based on the length of his employment between the grant date and the date of termination. Mr. Zeitz’s dual role serving both H-D and the Company qualifies as continued employment with H-D for purposes of this award.
On February 13, 2023, Mr. Morrissey and Ms. Maraj were awarded 129,959 and 63,202 LiveWire restricted stock units, respectively, and on June 12, 2023, Mr. Donnez was awarded 294,407 LiveWire restricted stock units, all of which vest as to one-third of the restricted stock units on each of the first three anniversaries of the grant date, subject to Mr. Morrissey, Ms. Maraj and Mr. Donnez’s continued employment with the Company through such dates.
Other Elements of Compensation
Retirement, Health and Welfare Plans
Mr. Donnez, Mr. Morrissey, and Ms. Maraj participate in the LiveWire qualified section 401(k) savings plan, and Mr. Zeitz participates in the H-D qualified section 401(k) savings plan. We believe both plans are competitive with plans of other similar companies.
Mr. Zeitz is eligible to participate in the H-D non-qualified Deferred Compensation Plan for salaried employees in which a group of highly compensated employees (as defined by the Internal Revenue Code) is eligible to participate. Under the terms of this plan, participants can defer a portion of their base salary and a portion of their annual short-term incentive plan payment. Mr. Donnez, Mr. Morrissey, and Ms. Maraj are not eligible for this plan nor is there currently a non-qualified Deferred Compensation Plan for LiveWire salaried employees.
In 2023, the NEOs participated in health and welfare plans including:
•	medical, dental and vision benefits;
•	dependent care flexible spending accounts;
•	short-term and long-term disability insurance; and
•	basic life and accidental death and dismemberment insurance.
For the NEOs other than Mr. Zeitz, the health and welfare plans were maintained by LiveWire, and for Mr. Zeitz, the health and welfare plans were maintained by H-D.
LiveWire Group, Inc.   31   2024 Proxy Statement

Perquisites
During 2023, H-D provided Mr. Zeitz with limited personal use of H-D’s corporate aircraft, and the Company did not provide any perquisites to the other NEOs.
No Tax Gross-Ups
During 2023, neither the Company nor H-D made gross-up payments to cover the NEOs’ personal income taxes pertaining to any of the compensation or perquisites paid or provided by the Company or H-D.
EXECUTIVE EMPLOYMENT ARRANGEMENTS
The following section addresses the key elements of the compensation arrangements with each of our NEOs, including the key terms of any letter agreements or employment agreements between the NEO and the Company. Ms. Maraj does not have an individual compensatory agreement with the Company.
Mr. Donnez Employment Arrangement
On May 16, 2023, the Company entered into a letter agreement with Mr. Donnez (the “Donnez Agreement”) appointing him as Chief Executive Officer of the Company. Under the Donnez Agreement, pursuant to his offer, and subject to review of the Human Resource Committee, Mr. Donnez is entitled to receive an annual base salary, a target annual cash incentive of 100% of base salary (with the payout prorated for the portion of the year during which he served as Chief Executive Officer) for 2023, and, commencing in 2024, a target long-term equity incentive of 300% of base salary. In connection with his hire, Mr. Donnez received an initial grant of restricted stock units, valued at $3,000,000, which vest in three equal installments on each of the first, second and third anniversaries of the grant date, so long as Mr. Donnez remains employed by the Company, subject to certain accelerated vesting provisions in the award agreement.
Mr. Morrissey Employment Arrangement
Prior to the Business Combination, H-D was party to employment arrangement with Mr. Morrissey. On February 27, 2021, H-D entered into a letter agreement with Mr. Morrissey (the “Morrissey Agreement”) pursuant to which Mr. Morrissey was appointed as Chief Electric Vehicle Officer of H-D. Under the Morrissey Agreement, Mr. Morrissey was entitled to an annual base salary, eligibility to participate in H-D’s short-term and long-term incentive plans with annual grants targeted at 90% and 120% of his base salary, respectively, eligibility to receive a performance bonus of up to $500,000 based on the achievement of certain performance goals determined by H-D and Mr. Morrissey, and eligibility to participate in H-D’s employee benefit plans. The Morrissey Agreement required Mr. Morrissey to acquire and hold H-D stock with a value equal to 300% of his annual base salary within five years after commencing employment with H-D. The Morrissey Agreement provided for participation in H-D’s Executive Severance Plan but did not provide for enhanced payments or benefits in connection with a change in control.
In addition, pursuant to the Morrissey Agreement, for the year in which external investor funding was secured for us, Mr. Morrissey was eligible to receive a cash incentive bonus of up to $1 million based on our success in securing external investor funding (the “Funding Payment”). If we secured any external investor funding, then his minimum Funding Payment would equal $250,000. If external funding that valued our company between $1 billion and $4 billion was secured, then Mr. Morrissey’s Funding Payment would be prorated between $250,000 and $1 million (for example, if the valuation was $3 billion, then Mr. Morrissey’s Funding Payment would equal $750,000). The amount of the Funding Payment was determined to equal $443,000 and was paid to Mr. Morrissey following the closing of the Business Combination.
Mr. Zeitz Employment Arrangements
Prior to the Business Combination, H-D was party to employment arrangement with Mr. Zeitz, which continued in effect for Mr. Zeitz for his dual role with the Company and H-D, as described below. All of Mr. Zeitz’s compensation and benefits were provided by, and paid for by, H-D, even after the Business Combination.
Pursuant to a letter agreement between H-D and Mr. Zeitz, dated March 1, 2020 (the “March 2020 Zeitz Agreement”), Mr. Zeitz served as H-D’s Acting President and Chief Executive Officer. Under the March 2020 Zeitz Agreement, Mr. Zeitz was entitled to an annual base salary, the grant of H-D equity awards in the form of restricted stock units and eligibility to participate in H-D’s deferred compensation plan and other employee benefit plans. The March 2020 Zeitz Agreement also described H-D’s stock ownership guidelines, which require Mr. Zeitz to acquire and hold H-D stock with a value equal to 600% of his annual base salary within five years after commencing employment with H-D.
LiveWire Group, Inc.   32   2024 Proxy Statement

On May 6, 2020, H-D and Mr. Zeitz entered into a new letter agreement pursuant to which H-D appointed Mr. Zeitz as its President and Chief Executive Officer (previously Mr. Zeitz served in such positions on an interim basis) (the “May 2020 Zeitz Agreement”). The May 2020 Zeitz Agreement contains substantially similar terms to the March 2020 Zeitz Agreement. Although the May 2020 Zeitz Agreement did not provide for severance, payments or benefits in connection with a change in control, it provided for Mr. Zeitz’s continued participation in H-D’s Executive Severance Plan and entitlement to a Transition Agreement, each as described below.
On December 1, 2021, H-D entered into a separate letter agreement with Mr. Zeitz (the “2021 Zeitz Agreement”), setting forth certain terms of his continued employment as Chief Executive Officer of H-D. The 2021 Zeitz Agreement provides for a reduction in Mr. Zeitz’s base salary from $2.5 million to $1.9 million and a target annual bonus opportunity of $2.4 million, in each case, effective January 1, 2022. In addition, the 2021 Zeitz Agreement provides for the grant to Mr. Zeitz during 2021 of the option to purchase 500,000 shares of H-D common stock and states that Mr. Zeitz would receive, during calendar year 2022, a grant by H-D of restricted stock units with a target grant date value of $6 million. The 2021 Zeitz Agreement also states that, subject to approval by H-D’s Human Resources Committee, Mr. Zeitz’s 2023 and future long-term incentive grants are expected to have a target grant date value of no less than $6 million annually and are expected to be delivered entirely in the form of restricted stock units. Although the 2021 Zeitz Agreement does not provide for severance or payments or benefits in connection with a change in control, it does provide for Mr. Zeitz’s continued participation in H-D’s Executive Severance Plan and entitlement to a Transition Agreement, each of which is described below.
Executive Severance Plan
Each of the NEOs, except for Mr. Zeitz, is eligible to participate in the Company’s Executive Severance Plan. The Executive Severance Plan provides that, upon termination of the applicable NEO’s employment (other than for cause or due to death or disability), the Company will pay such NEO severance consisting of (i) a lump sum payment equal to 12 months’ base salary for the CEO and President and a lump sum payment equal to 6 months’ base salary for all other NEO’s, (ii) a prorated short-term incentive plan payment for the year of termination (based on actual performance, calculated pursuant to the Executive Severance Plan), (iii) a lump sum payment equal to 12 months of certain employee benefits, such as medical, dental and vision benefits for the CEO and President and a lump sum payment equal to 6 months of certain employee benefits, such as medical, dental, and vision benefits and (iv) a lump sum cash payment of $10,000 for use in securing outplacement services. The receipt of such severance is conditioned upon the applicable NEO’s agreement to certain restrictive covenants as permitted under applicable law, including a confidentiality agreement, an agreement regarding non-solicitation of other employees, a non-compete agreement, a non-disparagement agreement and execution of a general release of claims in favor of LiveWire.
The Company’s Executive Severance Plan provides that, to the extent payments under such plan would be considered “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, such payments will be reduced to a point at which they are no longer considered excess parachute payments (solely if the after-tax value of such payments to the NEO, had such reduction not been applied, would be 110% or less of the after-tax value of the reduced payments).
Mr. Zeitz is eligible to participate in H-D’s Executive Severance Plan while employed by H-D, including while previously in his dual role with the Company. The H-D Executive Severance Plan provides that, upon Mr. Zeitz’s termination of employment (other than for cause or due to death or disability), H-D will pay Mr. Zeitz severance consisting of (i) a lump sum payment equal to 24 months’ base salary, (ii) a prorated short-term incentive plan payment for the year of termination (based on actual performance, calculated pursuant to the H-D Executive Severance Plan), (iii) up to 18 months’ continuation of certain employee benefits, such as life insurance, medical, dental and vision benefits, (iv) a lump sum cash payment of $10,000 for use in securing outplacement services, and (v) a lump sum cash payment of $10,000 for use in securing financial planning assistance. The receipt of such severance is conditioned upon Mr. Zeitz’ agreement to certain restrictive covenants, including 12-month post-termination non-competition and non-solicitation covenants, 24-month post-termination employee non-solicitation covenants and execution of a general release of claims in favor of H-D.
The H-D Executive Severance Plan provides that, to the extent payments under such plan would be considered “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, such payments will (i) be reduced to a point at which they are no longer considered excess parachute payments (solely if the after-tax value of such payments to Mr. Zeitz, had such reduction not been applied, would be 110% or less of the after-tax value of the reduced payments) or (ii) be paid in full to Mr. Zeitz with Mr. Zeitz being personally liable for the excise tax.
LiveWire Group, Inc.   33   2024 Proxy Statement

Transition Agreements
During 2022, H-D was party to a transition agreement with Mr. Zeitz. The transition agreement provides for certain employment terms that will apply to Mr. Zeitz following a change of control of H-D. In addition, the transition agreement provides that, upon a termination of Mr. Zeitz’s employment (i) by H-D (other than for cause) or (ii) due to a resignation by Mr. Zeitz for good reason, in either case, within two years after a change of control of H-D, then Mr. Zeitz will receive severance consisting of (a) two times the sum of his highest base salary during the five years preceding termination, plus his target short-term incentive opportunity for the year in which the change of control occurs, payable in lump sum on the first business day of the month following the six-month anniversary of the date of termination, (b) full vesting of all then-outstanding H-D equity awards (with any performance-based awards vesting based on the target level of performance) and any account balance under H-D’s pension, savings or other retirement programs, (c) a prorated short-term incentive plan payment based on the greater of the target performance for the fiscal year in which the termination occurs or the bonus received for the year prior to the change of control, payable in lump sum on the first business day of the month following the six-month anniversary of the date of termination, (d) up to 24 months’ continuation of certain employee benefits, such as life insurance, medical, dental and vision benefits, (e) a lump sum cash payment of $20,000 for use in securing outplacement services and (f) a lump sum payment of $20,000 for use in securing financial planning assistance. The receipt of such severance is conditioned upon Mr. Zeitz’s compliance with certain restrictive covenants and execution of a general release of claims in favor of H-D.
The transition agreement provides that, to the extent payments under such agreement would be considered “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, such payments will be reduced to a point at which they are no longer considered excess parachute payments or Mr. Zeitz will receive the full payment and be personally liable for the excise tax, whichever produces the larger after-tax benefit to Mr. Zeitz.
OUTSTANDING EQUITY AWARDS AT 2023 FISCAL YEAR-END
The following table presents information regarding outstanding equity awards held as of December 29, 2023, closing price $11.31 by our NEOs.
		OPTION AWARDS					STOCK AWARDS
NAME	UNDERLYING STOCK(1)	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF SECURITIES UNDERLYING UNEXERCISED UNEARNED OPTIONS (#)	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)(3)(5)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)(4)(5)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(4)
Karim Donnez	LiveWire						294,407	3,329,743.17
Tralisa Maraj	LiveWire						116,924	1,322,410.44
	LiveWire								60,437	683,542.474
Ryan Morrissey	LiveWire						240,425	2,719,206.75
	LiveWire								124,274	1,405,538.94
Jochen Zeitz	H-D	124,950(2)	64,400(2)	310,650	36.63	12/31/2026
	H-D						147,466	5,432,647
	H-D								375,000	13,815,000
1.	H-D indicates the equity award is based on H-D common stock and LiveWire indicates the equity award is based on LiveWire common stock.
2.
H-D granted Mr. Zeitz stock options on December 1, 2021. These stock options will vest only if stock price performance goals and continued service thresholds are met. Any portion of the stock options that are not vested based on continued service at the time of Mr. Zeitz’s termination of employment will be forfeited, except that, if Mr. Zeitz’s employment is terminated by H-D without cause prior to December 31, 2023, then he will be deemed to have satisfied the continuous employment requirement with respect to a pro rata portion of 66% of the stock options that were tied to his continuous employment through December 31, 2023. Any portion of the stock options that are not exercisable based on the stock price goals by December 31, 2026, will be forfeited as of such date, and any unexercised portion of the stock options will be immediately forfeited if Mr. Zeitz’s employment with H-D is terminated for cause. Finally, to provide a further incentive for performance and continued service, a voluntary termination before December 31, 2024 will reduce the stock option term from 10 years to six years.

LiveWire Group, Inc.   34   2024 Proxy Statement

3.
The amounts in this column consist of unvested restricted stock units and, if applicable, earned but unvested performance shares. The value of the awards in this column is based on the closing price of the underlying common stock on December 29, 2023.

4.
The amounts in this column consist of unearned performance shares and Aspirational performance shares. The value disclosed was based on threshold performance as threshold performance had not been achieved as of December 31, 2023.Threshold performance represents the shares that would be earned at the first share-price goal level that was not yet achieved as of December 31, 2023. The value of shares was based on the closing price of the underlying common stock on December 29, 2023.

5.	Restricted stock units (“RSUs”) and performance shares vest as follows:
NAME	UNDERLYING STOCK	RSU VESTING DATE	NUMBER OF RSUS	PERFORMANCE SHARES VESTING DATE	NUMBER OF PERFORMANCE SHARES
Karim Donnez	LiveWire	June 2024	98,135
	LiveWire	June 2025	98,136
	LiveWire	June 2026	98,136
Tralisa Maraj	LiveWire	December 2024	26,861
	LiveWire	December 2025	26,861
	LiveWire	February 2024	21,067
	LiveWire	February 2025	21,067
	LiveWire	February 2026	21,068
	LiveWire			December 2025	120,873
Ryan Morrissey	H-D	February 2024	1,754
	H-D	May 2024	2,381
	H-D	February 2025	1,754
	LiveWire	December 2024	55,233
	LiveWire	December 2025	55,233
	LiveWire	February 2024	43,319
	LiveWire	February 2025	43,320
	LiveWire	February 2026	43,320
	LiveWire			December 2025	248,547
Jochen Zeitz	H-D	January 2024	5,769
	H-D	February 2024	51,078
	H-D	February 2025	45,309
	H-D	February 2026	45,310
	H-D			January 2024(A)	375,000
A.
Aspirational performance shares allow NEOs to earn shares of H-D common stock if share price goals are achieved by December 31, 2025. If the stock price criteria are met, 50% of the associated performance shares will be deemed vested immediately upon H-D’s Human Resources Committee's determination that the stock price has been achieved and the remaining 50% will be deemed vested on the one-year anniversary of the date on which the share price was achieved, subject to certain conditions.

LiveWire Group, Inc.   35   2024 Proxy Statement

Equity Compensation Plan Information
The following table provides certain information with respect to all the Company’s equity compensation plans as of December 31, 2023:
PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS, AND RIGHTS (a)	WEIGHTED AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS, AND RIGHTS (b)	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (A)) (c)
Equity compensation plans approved by stockholders	2,616,574 (1)	–(2)	26,676,935(3)
Equity compensation plans not approved by stockholders	–	–	–
Total	2,616,574	–	26,676,935(3)
1.	Reflects shares of common stock issuable under awards outstanding under the LiveWire Group, Inc. 2022 Incentive Award Plan (the “2022 Plan”).
2.	As of December 31, 2023, the Company has only issued restricted stock units and performance-based restricted stock units, which have no exercise price.
3.	Reflects shares of common stock available for future issuance under the 2022 Plan.
LiveWire Group, Inc.   36   2024 Proxy Statement

PROPOSAL NO. 3 :
Approval of the Issuance of Additional
Shares of Common Stock Necessary
to Effect a Full Conversion of the
Convertible Loan
BACKGROUND
On February 14, 2024, the Company entered into a Convertible Delayed Draw Term Loan Agreement (the “Convertible Loan”) with Harley-Davidson, Inc. (“H-D”) providing for term loans in one or more advances up to an aggregate principal amount of $100 million.
The Convertible Loan has a maturity date of the earlier of (i) 24 months from the date of the first draw on the loan or (ii) October 31, 2026. In the event that the Convertible Loan cannot be settled in cash by the Company at maturity, unless otherwise agreed between the Company and H-D, the Convertible Loan will be converted to equity at a conversion price per share of common stock of the Company (the “Common Stock”) equal to 90% of the volume weighted average price per share of Common Stock for the 30 trading days immediately preceding the conversion date. The Company and H-D anticipate that the timing of conversion will align with the maturity of the Convertible Loan unless the Company and H-D agree otherwise.
Because the Convertible Loan may be convertible into shares of Common Stock in excess of certain percentage thresholds of the voting power and/or shares of Common Stock outstanding before such conversion, each of which are discussed in more detail below, the listing standards of the NYSE require approval by the Company’s stockholders of the issuance of common stock upon conversion of the Convertible Note. Therefore, stockholders are being asked to approve the issuance of any additional shares of Common Stock as may be necessary to effect such conversion in full.
The Convertible Loan provides the Company with the right to pay its outstanding obligations under the Convertible Loan in cash at or prior to maturity. If the Company does not pay such obligations in cash at or prior to maturity, it provides for a procedure by which the outstanding debt will be converted into shares of Common Stock, but the Company will not be able to convert the debt into Common Stock if the required stockholder approval has not been obtained. Therefore, absent such approval, the Convertible Loan will only be convertible into, in the aggregate, the number of shares of Common Stock issuable pursuant to the applicable NYSE rules and regulations, with the remainder to be paid in cash pursuant to the Convertible Loan. The Company may not have sufficient cash on hand to settle the Convertible Loan in cash. If the Company is unable to settle any outstanding balance of the Convertible Loan in cash, it risks being in default under the Convertible Loan. Even if the Company is able to settle the Convertible Loan in cash, its liquidity and financial condition could be materially and adversely impacted by such a settlement.
In accordance with the rules and regulations of the NYSE, the stockholders are being asked to approve the issuance of additional shares of Common Stock as may be necessary to effect any such conversion in full.
The affirmative vote of a majority of the votes cast on the proposal and entitled to vote is required for approval of the issuance of additional shares of Common Stock necessary to effect a full conversion of the Convertible Loan into Common Stock. For purposes of determining the vote regarding this proposal, abstentions and broker non-votes will have no impact on the vote.
The Board of Directors recommends a vote “For” the approval of the issuance of additional shares Common Stock necessary to effect a full conversion of the Convertible Loan.
LiveWire Group, Inc.   37   2024 Proxy Statement

The descriptions of the Convertible Loan contained in this Proxy Statement do not purport to be complete and are qualified in their entirety by reference to the Convertible Loan, which was filed with the SEC as Exhibit 10.1 to our Current Report on Form 8-K on February 16, 2024, and is incorporated by reference in this Proxy Statement. Stockholders are urged to read the Convertible Loan in its entirety prior to deciding how to vote with respect to this proposal.
NYSE STOCKHOLDER APPROVAL REQUIREMENTS
Because our Common Stock is listed on the NYSE, we are subject to NYSE’s rules and regulations.
Rule 312.03(b) of the NYSE Listed Company Manual (“NYSE Rule 312.03(b)”) requires stockholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions, to a Director, officer or substantial security holder of the company (each, a “Related Party”) if the number of shares of common stock to be issued, or if the number of shares of common stock into which the securities may be convertible or exercisable, exceeds either 1% of the number of shares of common stock or 1% of the voting power outstanding before the issuance.
As described in further detail in the “Common Stock Ownership of Certain Beneficial Owners and Management” section of this Proxy Statement, the Legacy LiveWire Equityholder is the record holder of 181,000,000 shares of Common Stock representing 89.09% of the voting power and number of shares of Common Stock currently outstanding. The Legacy LiveWire Equityholder is a direct, wholly owned subsidiary of HDMCG, which, in turn, is a wholly owned subsidiary of H-D. By reason of their relationships, HDMCG and H-D may be deemed to share the power to vote or direct the vote and to dispose or direct the disposition of the shares of Common Stock held by the Legacy LiveWire Equityholder and may be deemed to have shared beneficial ownership of the shares of Common Stock held directly by the Legacy LiveWire Equityholder, and as such, H-D would likely be deemed to be a substantial security holder and thus, a Related Party, under NYSE Rule 312.03(b).
Further, Rule 312.03(c) of the NYSE Listed Company Manual (“NYSE Rule 312.03(c)”) requires stockholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock, or (ii) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock.
Depending on the price per share of Common Stock at the time of conversion, it is possible that the incremental increase of shares of Common Stock required to convert the Convertible Loan could result in the issuance of (i) more than 1% of the voting power and/or shares of Common Stock outstanding prior to such issuance, which, as described above, requires stockholder approval under NYSE Rule 312.03(b), and/or (ii) more than 20% of the voting power and/or shares of Common Stock outstanding prior to such issuance, which, as described above, requires stockholder approval under NYSE Rule 312.03(c).
LiveWire Group, Inc.   38   2024 Proxy Statement

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our Directors, executive officers, and persons who own more than ten percent of a registered class of our equity securities to file with us, the SEC, and the NYSE initial reports of ownership and reports of changes in ownership of any of the Company’s equity securities. Based on a review of the copies of such forms furnished to the Company and the company’s officers’ and Directors’ written representations, the Company believes that all required Section 16 reports were filed on a timely basis, except the following Form 4s were filed late due to the Company’s administrative errors: one Form 4 for Dr. Garcia reporting an issuance of shares to him in lieu of his Director cash compensation and a related forfeiture of shares to cover taxes on April 4, 2023, one Form 4 for each Ms. Parker, Mr. Donnez, Mr. Morrisey, Mr. Strader, and Ms. Maraj reporting a grant of restricted stock units on February 27, 2024, and one Form 4 for Mr. Mizuno reporting an issuance of shares to him in lieu of his Director cash compensation on March 5, 2024.
LiveWire Group, Inc.   39   2024 Proxy Statement

Certain Transactions and Relationships
POLICIES AND PROCEDURES FOR RELATED PARTY TRANSACTIONS
The Board has adopted a Related Person Transactions Policy that sets forth the Company’s policies and procedures regarding the identification, review, consideration, and oversight of “related person transactions.” For purposes of this policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we or any of our subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.
Transactions involving compensation for services provided to us as an employee, consultant, or Director will not be considered related person transactions under this policy. A related person is any executive officer, Director, or Director nominee to become a director or a holder of more than 5% of any class of our voting securities (including common stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons. Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of our voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to the Audit and Finance Committee (or, where review by the Audit and Finance Committee would be inappropriate, to another independent body of the Board) for review. To identify related person transactions in advance, we will rely on information supplied by our executive officers, Directors and certain significant stockholders. In considering related person transactions, our Audit and Finance Committee takes into account the relevant available facts and circumstances, which may include, but are not limited to: (i) the risks, costs, and benefits to us; (ii) the impact on a Director’s independence in the event the related person is a Director, immediate family member of a Director or an entity with which a Director is affiliated; (iii) the terms of the transaction; (iv) the availability of other sources for comparable services or products; and (v) the terms available to or from, as the case may be, unrelated third parties.
The Audit and Finance Committee will approve only those transactions that it determines are fair to us and in our best interests.
RELATED PARTY TRANSACTIONS
The following is a description of transactions to which we were a party since January 1, 2022 in which the amount involved exceeded or will exceed $120,000, and in which any of our executive officers, Directors, or holders of more than 5% of any class of our voting securities, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.
ABIC RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Founder Shares
On July 29, 2020, the Sponsor paid $25,000 to cover certain offering and formation costs of ABIC in consideration for 11,500,000 Class B Ordinary Shares of ABIC. On August 4, 2020, ABIC effected a share dividend resulting in 14,375,000 Class B Ordinary Shares being issued and outstanding. On September 14, 2020, the Sponsor irrevocably surrendered to ABIC for cancellation and for nil consideration 2,875,000 Class B Ordinary Shares resulting in the Sponsor holding 11,500,000 Class B Ordinary Shares. The founder shares originally issued to the Sponsor (the “Founder Shares”) included an aggregate of up to 1,500,000 shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised, so that the number of Founder Shares will equal, on an as-converted basis, approximately 20% of the issued and outstanding ABIC shares after the the Company’s initial public offering (the “IPO”).
On November 16, 2020, the underwriters’ election to exercise their over-allotment option expired unexercised, resulting in the forfeiture of 1,500,000 shares. Accordingly, as of March 31, 2022, there were 10,000,000 Founder Shares issued and outstanding. The Founder Shares are identical to the Class A Ordinary Shares included in the ABIC Units, except that (i) the Founder Shares are subject to certain transfer restrictions; (ii) the ABIC initial shareholders, officers and directors of ABIC have entered into a letter agreement with ABIC, pursuant to which they have agreed, for no additional consideration, (a) to waive their redemption rights with
LiveWire Group, Inc.   40   2024 Proxy Statement

respect to their Founder Shares and Public Shares owned in connection with the completion of an initial business combination, (b) to waive their rights to liquidating distributions from the ABIC trust account with respect to their Founder Shares if ABIC fails to complete an initial business combination by October 5, 2022 (although they will be entitled to liquidating distributions from the ABIC trust account with respect to any Public Shares they hold if ABIC fails to complete its initial business combination within such time period) and (c) to vote their Founder Shares and any Public Shares purchased during or after the IPO in favor of an initial business combination; and (iii) the Founder Shares are automatically convertible into Class A Ordinary Shares at the time of the Business Combination on a one-for-one basis, subject to adjustment pursuant to the anti-dilution provisions contained in the ABIC organizational documents.
The ABIC initial shareholders initially agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earliest of (A) one year after the completion of a Business Combination; and (B) subsequent to a Business Combination,
(x) if the closing price of the Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which ABIC completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property.
In connection with the Business Combination, the Sponsor forfeited an aggregate of 2,000,000 Class B ordinary shares of ABIC in accordance with the Investor Support Agreement. In connection with the Business Combination, each of the remaining 8,000,000 Founder Shares converted on a one-for-one basis into one share of common stock.
Registration and Shareholders Rights
Pursuant to the ABIC Registration and Shareholders Rights Agreement entered into on October 1, 2020 (the “ABIC Registration and Shareholder Rights Agreement”), the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (as defined below) (and any Class A Ordinary Shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans) are entitled to registration rights. The holders of these securities well be entitled to make up to three demands, excluding short-form demands, that ABIC register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. However, the ABIC Registration and Shareholders Rights Agreement provides that ABIC will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period, which occurs (i) in the case of the Founder Shares, in accordance with the Insider Letter Agreement, as amended, and (ii) in the case of shares issued pursuant to the Private Placement Warrants, 30 days after the completion of ABIC’s initial business combination. The ABIC Registration and Shareholders Rights Agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering ABIC securities. ABIC will bear the expenses incurred in connection with the filing of any such registration statements.
In connection with the Business Combination, the ABIC Registration and Shareholders Rights Agreement was terminated upon the execution of the Registration Rights Agreement.
Administrative Services Agreement
ABIC entered into an agreement, commencing on October 5, 2020, to pay an affiliate of the Sponsor up to $10,000 per month for office space, secretarial and administrative support services. For the three months ended June 30, 2022 and 2021, ABIC incurred$30,000 and $30,000 in fees for these services, respectively, of which $30,000 and $30,000 are included in accounts payable and accrued expenses in the accompanying condensed consolidated balance sheets as of June 30, 2022 and December 31, 2021, respectively. Upon the completion of the Business Combination, ABIC ceased paying these monthly fees.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of ABIC’s officers and Directors could, but were not obligated to enter into Working Capital Loans (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. As of June 30, 2022, December 31, 2021, and December 31, 2020, ABIC had no outstanding borrowings under the Working Capital Loans.
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LIVEWIRE RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Throughout this section, unless otherwise noted, “Legacy LiveWire,” “Company,” “we,” “us,” “our” and similar terms refer to LiveWire EV, LLC and its subsidiaries prior to the consummation of the Business Combination.
Registration Rights Agreement
On September 26, 2022, LiveWire entered into the Registration Rights Agreement, with Legacy LiveWire, the Sponsor, Legacy LiveWire Equityholder, John Garcia, John Replogle and George Serafeim (the “Registration Rights Agreement”). Pursuant to the terms of the Registration Rights Agreement, Legacy LiveWire, the Sponsor, Legacy LiveWire Equityholder, John Garcia, John Replogle and George Serafeim are entitled to certain piggyback registration rights and customary demand registration rights.
The Registration Rights Agreement provides that, as soon as practicable, and in any event within 30 calendar days after the Closing, LiveWire will use commercially reasonable efforts to file with the SEC a shelf registration statement. LiveWire will use its commercially reasonable efforts to have such shelf registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) sixty calendar days after the filing thereof (or ninety calendar days after the filing thereof if the SEC notifies LiveWire that it will “review” the registration statement) and (ii) five business days after the date LiveWire is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review; and LiveWire will not be subject to any form of monetary penalty for its failure to do so.
The Registration Rights Agreement also provides for certain lock-up restrictions on the shares of common stock and any other equity securities convertible into or exercisable or exchangeable for shares of common stock (including any Private Placement Warrants) held by the Sponsor, Legacy LiveWire Equityholder, Mr. Garcia, Mr. Replogle and Mr. Serafeim (the “Lock-up Shares”). Pursuant to the Registration Rights Agreement, (i) Legacy LiveWire Equityholder (together with its respective successors and any permitted transferees) agreed to be subject to a seven year lock-up from the Closing Date, (ii) the Sponsor, John Replogle and George Serafeim (together with their respective successors and any permitted transferees) agreed to be subject to a 365-day lock-up from the Closing Date and (iii) John Garcia (together with his respective successors and any permitted transferees) agreed to be subject to an eighteen month lock-up from the Closing Date. Such lock-up restrictions are subject to certain customary exceptions, and an early-release provision if the volume- weighted average of the shares of common stock is greater than or equal to $18.00 for any 20 trading days within a 30-trading day period; however, with respect to Lock-up Shares held by Company Equityholder, such early release provision commences at least 18 months after the Closing Date and any sales pursuant to such early release provision is subject to the review of the Conflicts Committee. In addition, the Lock-up Shares held by Legacy LiveWire Equityholder are subject to early release when written notice of termination is given by LiveWire (or its permitted assigns or successor), pursuant to Section13.3 of the Contract Manufacturing Agreement.
Separation Agreement
On September 26, 2022, we entered into a Separation Agreement with H-D (the “Separation Agreement”).
The Separation Agreement sets forth our agreements with H-D regarding the Separation.
Transfer of Assets and Assumption of Liabilities. The Separation Agreement identifies the assets to be transferred, liabilities to be retained or assumed (as applicable) and contracts to be assigned or retained (as applicable) to each of Legacy LiveWire and H-D (and its applicable subsidiaries) as part of the Separation. The Separation Agreement provides for when and how such transfers, assumptions, and assignments will occur (to the extent that such transfers, assumptions and assignments have not already occurred prior to the parties’ entry into the Separation Agreement).
The Separation Agreement further sets forth the basis on which specified assets or liabilities (or any part thereof), the transfer of which is subject to a third-party consent, approval, permission or waiver, which has not been obtained by the date on which implementation of the Separation occurs in the relevant jurisdiction, will continue to be held by the relevant transferor for the account, risk and economic benefit of, and at the cost of, the relevant transferee.
Intercompany Arrangements. All agreements, arrangements, commitments, and understandings, including most intercompany accounts, between us, on the one hand, and H-D or any of its subsidiaries, on the other hand, terminate effective as of the completion of the Separation, except specified agreements and arrangements that are intended to survive completion of the Separation that are either transactional in nature or at arms’-length terms.
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Representations and Warranties. Except as expressly set forth in the Separation Agreement or any ancillary agreement, neither we nor H-D make any representation or warranty as to the assets, business or liabilities transferred or assumed as part of the Separation, or as to the legal sufficiency of any assignment, document or instrument delivered to convey title to any asset or thing of value transferred in connection with the Separation. Except as expressly set forth in the Separation Agreement and certain other ancillary agreements, all assets are transferred on an “as is,” “where is” basis.
Indemnification. We and H-D each agree to indemnify the other and each of the other’s shareholders, stockholders, Directors, partners, managers, managing members, officers, agents or employees for losses incurred that arise out of or result from (i) liabilities of us or H-D, as applicable, resulting, directly or indirectly, from liabilities assumed or retained (as applicable) by the other party; and(ii) liabilities of us or H-D, as applicable, resulting, directly or indirectly, from the operations of the Legacy LiveWire business or the H-D business, as applicable, from and after the effective time of the Separation.
Release of Claims. We and H-D each agree to release the other and its affiliates, successors and assigns, and all persons that, prior to completion of the Separation, have been the other’s shareholders, stockholders, Directors, officers, agents or employees, and their respective heirs, executors, administrators, successors and assigns, from any claims against any of them that arise out of or relate to our and H-D’s respective businesses, provided that such release will not be effective with respect to (i) any liability provided in or resulting from certain existing agreements between us and H-D to the extent such liability is specified as not to terminate as of the effective time of the Separation; (ii) any liability provided in or resulting from any of the ancillary agreements or any contract or understanding entered into after the effective time of the Separation between us and H-D and our and their respective affiliates; (iii) any liability assumed, transferred, assigned or allocated to us and our affiliates or H-D and its affiliates in accordance with the Separation Agreement; or (iv) any liability that we or H-D have with respect to indemnification or contribution pursuant to the Separation Agreement or otherwise for claims brought against us or H-D by third parties that are governed by terms of the Separation Agreement.
Mutual non-solicitation undertaking. Subject to certain customary exceptions, each of us and H-D agree to a three-year mutual non-solicitation undertaking regarding the other party’s employees.
Other matters governed by the Separation Agreement. Other matters governed by the Separation Agreement include, without limitation, shared contracts and permits, termination, assignment, insurance arrangements, guarantees and letters of credit, confidentiality, mutual assistance, and information sharing and retention after completion of the Separation, and transfer of and post- Separation access to certain books and records.
Transition Services Agreement
On September 26, 2022, we entered into a Transition Services Agreement with H-D (the “Transition Services Agreement”) in connection with the separation of the Legacy LiveWire business from H-D pursuant to the terms of the Separation Agreement entered into by Legacy LiveWire and H-D at the Closing (the “Separation”), pursuant to which H-D provides to us various services and support on a transitional basis to give us some time to develop the capability to provide the relevant services and support to ourselves or to engage a third-party provider to provide those services and support. The services and support provided by H-D to us include IT, administration, human resources, supply chain management, engineering, customer, and dealer support, ESG support, financial reporting and accounting services and marketing support.
H-D provides us services and support under the Transition Services Agreement with substantially the same standard of care, quality, priority, timeliness, and skill as provided to its own businesses or to our business during the one-year period prior to the Separation. The charges for the services are on a cost-plus basis (with a mark-up to reflect the management and administrative cost of providing the services). The services generally commenced on the date of the Separation and are intended to terminate between six and twelve months of the date of the Separation. We generally have the ability to (i) extend the term that a service is provided for by up to six months, subject to a maximum aggregate service term of 18 months; and (ii) terminate any or all services early subject to a 45-day notice period. H-D has the right to terminate the Transition Services Agreement for our non-payment of charges. As of December 31, 2023, the parties have extended certain of the services from the original termination date, which will now terminate in 2024, and may, in the future, convert a minimal number of these services to longer term under the Master Service Agreement, if needed.
Each party is liable to the other party for any third-party claim or cause of action arising from the indemnifying party’s fraud, gross negligence, or willful misconduct in connection with the Transition Services Agreement. H-D’s maximum liability to us under the Transition Services Agreement is $2,000,000.
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Master Services Agreement
On September 26, 2022, we entered into a Master Services Agreement with H-D (the “Master Services Agreement”) in connection with the Separation, pursuant to which H-D provides us with certain services that we do not yet have the capability to perform for ourselves, including services related to testing and development, product regulatory support, color materials, finishes, paint and graphics, technical publication, application support and maintenance, service desk support, warehousing support, safety investigation, and marketing vehicle and fleet center, as we may request from time to time. The Master Services Agreement contemplates that each of the services is set forth in a separate statement of work, which is agreed to by H-D and us. This agreement has an initial term of seven years and will be renewable upon mutual agreement. The agreement or any statement of work may be terminated by either party upon the other party’s material, uncured breach. H-D may also terminate the agreement upon Legacy LiveWire’s change of control, or, at the end of a calendar year, in the event that Legacy LiveWire failed to engage H-D to manufacture at least forty percent of Legacy LiveWire’s production during that calendar year.
A joint steering committee composed of senior executives and/or designees of each party meets annually to formulate a forecast and plan for our anticipated service needs, and oversees the progress of the services and address any disputes. H-D provides the services and deliverables under the Master Services Agreement in accordance with agreed specifications. Acceptance of any deliverables is subject to testing by us to determine whether they meet the agreed acceptance criteria. As our sole remedy for H-D’s failure to meet the acceptance criteria, H-D will re-perform the services or, at our option, issue a refund after three attempts at correction. The charges for the services are on a cost-plus basis (with a mark-up of eight percent to reflect the management and administrative cost of providing the services). Unless we agree otherwise for a particular project, we will own the intellectual property rights in the deliverables that H-D creates on our behalf, excluding H-D’s background intellectual property and improvements thereof. We have a non-exclusive, royalty-free license to use H-D’s background intellectual property in connection with our exploitation of our deliverables.
Each party indemnifies the other for any third-party claim arising from the indemnifying party’s breach of the Master Services Agreement, violation of applicable law or tortious conduct resulting in death or personal injury, or any destruction of real or personal property for which the indemnifying party is legally responsible. In addition, each party indemnifies the other party for third-party claims alleging IP infringement. Specifically, H-D indemnifies us with respect to third-party infringement claims arising from our use of H-D’s intellectual property in accordance with the agreement, and we indemnify H-D with respect to third-party infringement claims arising from H-D’s use of our specifications, designs, and other materials that we provide to H-D pursuant to the Master Services Agreement. Except for claims for indemnification, or liability arising from a party’s fraud, gross negligence or willful misconduct, neither party’s aggregate liability to the other in connection with a statement of work entered under the Master Services Agreement will exceed the total amount of fees paid or payable by us to H-D for the services under that statement of work in the 12-month period preceding the claim giving rise to liability.
Contract Manufacturing Agreement
On September 26, 2022, we entered into a Contract Manufacturing Agreement with H-D (the “Contract Manufacturing Agreement”) in connection with the Separation, pursuant to which H-D provides contract manufacturing and procurement services to us for the products in our LiveWire platform, as well as our anticipated Speed and SpeedWire platforms. Under the original agreement, H-D is our exclusive manufacturer for these platforms for five years from the date that H-D begins manufacturing the relevant platform (and five years from the Separation for the LiveWire platform). On February 14, 2024, the parties entered into an amendment of the Contract Manufacturing Agreement extending the exclusivity provision for an additional one year. Following this exclusivity period, we may terminate the agreement for one or more products within the relevant platform upon two years’ notice, subject to payment of certain termination charges (which are intended to compensate H-D for its capital investment and other sunken costs). The agreement may also be terminated, in whole or part, by either party upon the other party’s material, uncured breach, inability to perform its obligations for more than six months due to a force majeure event, bankruptcy or insolvency, or change of control.
Under the Contract Manufacturing Agreement, we are subject to a minimum annual volume commitment for each product and pay a deficit fee for failure to meet the minimum. The products that H-D manufactures for us are priced on a cost-plus basis, with a mark-up of six percent of H-D’s cost for manufacturing the relevant product. An operational committee consisting of designated employees of each party will meet quarterly for administrative purposes, including for the review of changes to pricing, minimum volumes and other terms H-D will procure, on our behalf, equipment and materials that are used in both H-D’s and our products, and we will procure all other equipment and materials, as well as tooling, needed to manufacture the products.
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The Contract Manufacturing Agreement contains a limited warranty by H-D that the products it delivers to us will conform to our specifications, and that they will be free from defects in workmanship, liens, and encumbrances. The warranty extends for a period of five years from delivery to us for batteries, two years from delivery to our end customer for motorcycles (including parts and accessories sold with the motorcycle) and one year from the date of delivery to our end customer for separately sold motorcycle parts and accessories. In the event of warranty breach (other than as a result of materials or items owned or furnished by us or failure of a third-party supplier to comply with its supply contract), H-D will either repair or replace the non-conforming products at its expense. The warranty period for a repaired or replaced product will be the balance of the warranty period for the original non-conforming product remaining from the date we notified H-D of the warranty claim.
Each party indemnifies the other party for any third-party claim arising from the indemnifying party’s gross negligence, willful misconduct, material breach of the Contract Manufacturing Agreement or breach of its confidentiality or data privacy and security obligations. In addition, we indemnify H-D for any third-party claim alleging that use of our specifications, technical manufacturing documents or materials infringes a third party’s intellectual property rights, and H-D indemnifies us for any third-party claim alleging that H-D’s manufacturing processes or other actions taken by H-D in its provision of manufacturing services infringe a third party’s intellectual property rights (unless we direct H-D to take such actions). Except for liability arising from a party’s fraud, gross negligence, willful misconduct, violation of law, a product recall or indemnification obligations, neither party’s aggregate liability to the other in connection with the Contract Manufacturing Agreement will exceed the total amount of fees paid or payable by us to H-D under the Contract Manufacturing Agreement in the 12-month period preceding the claim giving rise to liability.
KYMCO Long Term Collaboration Agreement
On December 12, 2021, we entered into a Long-Term Collaboration Agreement with KYMCO (the “Long-Term Collaboration Agreement”) in connection with the Business Combination. The Long-Term Collaboration Agreement become effective upon the Closing and the initial term will be ten years.
We will collaborate with KYMCO to accelerate development of two-wheel and other electric vehicles and to explore further business opportunities in electric vehicles markets by leveraging the parties’ capability in the design, development, manufacturing, and distribution of electric vehicles products. Under the terms of the Long-Term Collaboration Agreement, we agree to work with KYMCO in various capacities including the engagement of contract manufacturing by KYMCO for our Slayer powertrains and all two-wheel products that leverage Slayer powertrains (currently the “Covered Products”). KYMCO is our exclusive manufacturer for these Covered Products for five years from the date that KYMCO begins manufacturing the relevant product. KYMCO also has a right of first offer to manufacture any products, parts and components of LiveWire branded “side by side” electric vehicles and all terrain electric vehicles. KYMCO and LiveWire will also explore on an ongoing basis further business opportunities in the electric vehicle industry when such collaboration would create a competitive advantage. The Long-Term Collaboration Agreement provides a framework for such optional joint development or other collaboration projects between the parties. Other contemplated areas of collaboration include jointly-led expansion of KYMCO’s Ionex integrated solutions, LiveWire leveraging KYMCO’s software capabilities, including its Noodoe platform and Noodoe resources, joint development and/or deployment of charging infrastructure, service and technical support and distribution of certain other electric vehicles products. Either party may terminate the Long-Term Collaboration Agreement if the other party is in material breach of its obligations thereunder if the other party enters into liquidation or becomes insolvent or if a change of control event has occurred to the other party.
Under the Long-Term Collaboration Agreement, the parties agree to separately in good faith agree on the minimum quantities per year for Covered Products to be manufactured by KYMCO. The products that KYMCO manufactures for us are priced at a fixed margin. A steering committee consisting of designated employees of each party will meet quarterly for advisory and administrative purposes to discuss matters related to the collaboration and development between the parties. Costs related to tooling and equipment that are used in both KYMCO’s and our products will be split, with KYMCO paying for all costs related to exclusively KYMCO equipment and materials, including tooling, and us paying for all costs related to exclusively our equipment and materials, including tooling.
KYMCO Contract Manufacturing Agreement
On September 26, 2022, we and KYMCO entered into the KYMCO Contract Manufacturing Agreement (the “KYMCO Contract Manufacturing Agreement”). Pursuant to the KYMCO Contract Manufacturing Agreement, KYMCO will provide contract manufacturing and procurement services to us for our Slayer powertrains and all two-wheel products that leverage Slayer powertrains. KYMCO will be our exclusive manufacturer for these products for five years from the date that KYMCO begins manufacturing the relevant product. Following this exclusivity period, we may terminate the agreement for one or more products
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within the relevant platform upon two years’ notice, subject to payment of certain termination charges (which are intended to compensate KYMCO for its capital investment and other sunken costs). The agreement may also be terminated, in whole or part, by either party upon the other party’s material, uncured breach, inability to perform its obligations for more than six months due to a force majeure event, bankruptcy or insolvency, or change of control.
Under the KYMCO Contract Manufacturing Agreement, we will be subject to a minimum annual volume commitment for each product and pay a deficit fee for failure to meet the minimum. The products that KYMCO manufactures for us will be priced on a cost-plus basis, with a mark-up for KYMCO’s cost for manufacturing the relevant product. The parties will meet quarterly to review changes to pricing and annually to review of changes to minimum volumes and other terms. KYMCO will procure, on our behalf, equipment and materials that are used in our products, and we will procure all other equipment and materials, as well as tooling, needed to manufacture the products.
The KYMCO Contract Manufacturing Agreement contains a limited warranty by KYMCO that the products it delivers to us will conform to our specifications, and that they will be free from defects in workmanship, liens and encumbrances. Additionally, the KYMCO Contract Manufacturing Agreement contains customary provisions relating to indemnification, consistent with those included in the KYMCO Contract Manufacturing Agreement.
Intellectual Property License Agreement
On September 26, 2022, we entered into an Intellectual Property License Agreement with H-D (the “Intellectual Property License Agreement”) in connection with the Separation, pursuant to which each party granted to the other party a license to certain intellectual property on a perpetual, non-exclusive basis for the purpose of making and selling such party’s products.
H-D perpetually licenses to us all H-D intellectual property (other than marks) used in our business as of the Separation and certain additional specified intellectual property, as well as all improvements to the foregoing (but excluding (i) any H-D manufacturing intellectual property and (ii) intellectual property relating to motorcycle riding apparel and related general merchandise). We perpetually license to H-D all intellectual property that we own as of the Separation, and all improvements thereto. If either party makes improvements to the other party’s IP, such improvements will be jointly owned by the parties.
The licenses are generally royalty-free. However, if either party desires to exercise its license with respect to improvements introduced by the other party in next-generation vehicles (rather than a “carry over” or a “model refresh”), then the parties will mutually agree in good faith on a reasonable royalty to be paid. In addition, if H-D desires to sell any products that incorporate our intellectual property outside of the Large Cruiser, Touring and Adventure Touring markets during the seven-year period following the Separation, the parties will mutually agree in good faith on a reasonable royalty to be paid on such sales (but not on sales relating to LiveWire- branded H-D motorcycles or related LiveWire parts and accessories).
Each party owns improvements that it creates to its own intellectual property, and the parties jointly own improvements that one party creates to the other party’s intellectual property, without a right of accounting.
Trademark License Agreement
On September 26, 2022, we entered into a Trademark License Agreement with H-D (the “Trademark License Agreement”) in connection with the Separation, pursuant to which H-D granted to us a royalty-free license to use certain H-D trademarks with respect to our products. The Trademark License Agreement has an initial term of two years, and automatically renews for successive two-year periods unless either party gives notice of non-renewal at least 60 days prior to the end of the then-current term.
Other than certain specified pre-approved uses that exist today, all uses by us of H-D marks require H-D’s prior, written approval, which may be withheld in H-D’s sole discretion. We are required to comply with H-D branding guidelines and quality control procedures. The Trademark License Agreement has an initial term of two years, and renews for successive two-year periods unless either party elects not to renew. H-D may terminate the agreement earlier upon our breach of any of the provisions related to ownership, protection, or use of the licensed marks or any of the quality requirements, our bankruptcy or insolvency, or our unpermitted assignment of the agreement. H-D indemnifies us against any third-party claim alleging that our use of the licensed marks infringes any third party’s intellectual property. We indemnify H-D against any third-party claim arising from our breach of the agreement, our use of the licensed marks, or our manufacture, marketing, advertising, distribution, or sale of products under those marks.
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Joint Development Agreement
On September 26, 2022, we entered into a Joint Development Agreement with H-D (the “Joint Development Agreement”) in connection with the Separation, pursuant to which the parties may agree to engage in joint development projects, which would be set forth in one or more mutually agreed project work statements. The Joint Development Agreement remains in effect until we and H-D mutually agree to terminate it and can be terminated earlier by either party upon the other party’s material, uncured breach.
Under the Joint Development Agreement, H-D is required to notify us of any development projects for H-D’s business that are primarily related to electric vehicles, and we have the right to make a proposal with respect to the joint development of such a project. The parties will discuss in good faith whether or not it’s beneficial for the parties to enter into a joint development project with respect to such project. If H-D engages in any development projects that are primarily related to electric vehicles and fails to consult with us so that we can make a proposal with respect such potential project, then the intellectual property developed pursuant to such H-D development project will be owned and licensed in accordance with the default intellectual property terms of the agreement (described below). Unless we and H-D agree otherwise for a particular project, each party bears its own costs and expenses in connection with each project under the Joint Development agreement.
Unless otherwise mutually agreed for a particular project under the Joint Development Agreement, we own project intellectual property relating exclusively to electric vehicles and H-D owns all other project intellectual property. Each party is granted a perpetual license to use the project intellectual property in connection with that party’s products, which, for us, are limited to two-, three- or four-wheeled electric vehicles, related parts and accessories and electric vehicle systems.
Each party indemnifies the other party against any third-party claims arising from or related to the indemnifying party’s breach of the agreement, death or bodily injury caused by negligence of the indemnifying party, or damage, loss or destruction of any property or third-party claims alleging that the indemnified party’s use of the indemnifying party’s background intellectual property in accordance with the Joint Development Agreement violates the intellectual property rights of a third party.
Employee Matters Agreement
On September 26, 2022, we entered into an Employee Matters Agreement with H-D (the “Employee Matters Agreement”). The Employee Matters Agreement allocated the liabilities and responsibilities between H-D and us relating to employee claims, compensation and benefit plans and programs, including the treatment of retirement, health and welfare plans and equity and other incentive plans and awards. The key provisions of the Employee Matters Agreement include the following:
Equity Award Treatment. In connection with the Separation, each H-D restricted stock unit award (each, an “RSU”) that was outstanding and held by one of our employees was converted into the right to receive cash payments, subject to applicable withholding taxes and deductions (each, an “RSU Payment”), payable on or within thirty (30) days after the date(s) on which the RSU award would have otherwise become vested in accordance with the vesting schedule that applied to the RSU award immediately prior to the Separation, subject to and conditioned upon the applicable employee’s continued employment or service with us through the applicable vesting date. The amount of each RSU Payment will equal (x) the number of shares of H-D common stock subject to such RSU that would have otherwise become vested on the applicable vesting date in accordance with the applicable H-D RSU vesting schedule multiplied by (y) the closing trading price of a share of H-D common stock on the RSU vesting date. In addition, in connection with the Separation we established the 2022 Incentive Award Plan in which Directors, employees, (including our named executive officers) our consultants and certain affiliates are eligible to participate.
Cash Incentive Compensation. Prior to the Separation, our employees and H-D employees participated in a cash incentive program maintained by H-D under which they were eligible to earn performance-based cash incentives.
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2022 Cash Incentives. With respect to each of our employees that, prior to the Separation, participated in H-D’s cash incentive plan for calendar year 2022 and remains employed with us through December 31, 2022, H-D will pay such employees the cash incentive payments that such employees would have earned under the H-D cash incentive plan for calendar year 2022 had the Separation not occurred, prorated based on the portion of calendar year 2022 during which such employees participated in the H-D cash incentive plan, as and when payments are made generally for calendar year 2022 under (and subject to the terms and conditions of) the H-D cash incentive plan.

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LiveWire Cash Incentives. In connection with the Separation, our employees ceased to participate in H-D’s cash incentive plan for calendar year 2022 and we adopted a cash incentive program for the benefit of our eligible employees.

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Health and Welfare Plans. Generally, our employees were eligible to participate in health and welfare plans sponsored by us immediately prior to the Separation, including but not limited to medical, dental, life insurance, cafeteria and health reimbursement plans, and continued to be eligible to participate in such plans following the Separation.
401(k) Plan. On March 1, 2022, we established a 401(k) plan for the benefit of our employees. In connection with the establishment of our 401(k) plan, H-D made all employer contributions to its 401(k) plan on behalf of our employees as if the Separation had not occurred, prorated for the portion of the plan year ending March 1, 2022. Upon the establishment of our 401(k) plan, each of our employees then-participating in the H-D 401(k) plan became fully vested in his or her account balance under the H-D 401(k) plan and their account balances under the H-D 401(k) plan were transferred in cash to our 401(k) plan.
Non-Qualified Deferred Compensation Plan. Certain of our employees participated in a non-qualified deferred compensation plan sponsored by H-D prior to the Separation. In connection with the Separation, such employees ceased to be eligible make additional deferrals under such plan. Distributions of their account balances will continue to be made in accordance with the H-D non-qualified deferred compensation plan.
Pension Plan. Certain of our employees participated in a pension plan maintained by H-D prior to the Separation. Following the Separation, each such employee continued to be an active participant in such H-D pension plan and will remain entitled to his or her benefits under the H-D pension plan in accordance with the terms of the pension plan through December 31, 2022 or, if earlier, the date that such participant’s payments commence under the pension plan or such participant’s service terminates (the earliest such date, the participant’s “service end date”). From and after each such participant’s service end date, H-D will recognize our employees’ service for purposes of determining eligibility for early retirement benefits and/or retirement-type subsidies under the pension plan.
Employment Law Liabilities. In connection with the Separation, employment-related liabilities for our employees and H-D’s employees were allocated between us and H-D. Any liabilities for employment-related claims and liabilities relating to H-D employees and/or prospective H-D employees, whether the basis for a claim arose before, on or after the Separation, and any employment-related claims and liabilities relating to our employees, the basis for which arose on or before the Separation, were allocated to H-D. Any liability for employment-related claims and liabilities relating to LiveWire employees and/or prospective employees, the basis for which arose after the Separation, were allocated to LiveWire. Any employment-related claims and liabilities relating to any shared employee providing services to both us and H-D as a result of the Separation were allocated between H-D and us in accordance with the allocation methodology mutually agreed upon by H-D and us.
Investor Support Agreements
On December 12, 2021, the Sponsor, H-D, Legacy LiveWire, the Company and certain ABIC officers and Directors entered into the Investor Support Agreement, pursuant to which the Sponsor and certain ABIC officers and Directors agreed to, among other things, (i) vote all of their ABIC shares held of record or thereafter acquired in favor of each of the shareholder proposals to be voted upon at the general meeting shareholders, including approval of the Business Combination Agreement and the transactions contemplated thereby, (ii) waive any adjustment to the conversion ratio set forth in ABIC’s organizational documents or any other anti-dilution or similar protection with respect to Class B Ordinary Shares (and any other equity securities of ABIC or the Company for which Class B Ordinary Shares are exchanged or converted), including in connection with the issuance of shares in connection with Business Combination or otherwise, including the PIPE Financings, (iii) be bound by certain transfer restrictions with respect to their ABIC shares and ABIC public warrants and ABIC private placement warrants prior to the Closing and (iv) forfeit and/or transfer up to an aggregate of 2,000,000 Founder Shares pursuant to the Investor Support Agreement, in each case, under certain circumstances and on the terms and subject to the conditions set forth in the Investor Support Agreement. In addition, the Investor Support Agreement provides that H-D may be obligated to transfer a certain number of shares of common stock owned by the Legacy LiveWire Equityholder, under certain circumstances and on the terms and subject to the conditions set forth in the Investor Support Agreement.
In connection with the Business Combination, the Sponsor forfeited an aggregate of 2,000,000 Class B ordinary shares of ABIC in accordance with the Investor Support Agreement.
LiveWire Group, Inc.   48   2024 Proxy Statement

Tax Matters Agreement
On September 26, 2022, the Company entered into a Tax Matters Agreement with H-D (the “Tax Matters Agreement”). The Tax Matters Agreement sets forth the principles and responsibilities regarding the allocation of taxes, adjustments with respect to taxes, preparation of tax returns, tax audits and certain other tax matters that affect LiveWire and H-D in the event LiveWire or any of its subsidiaries become members of any of H-D’s consolidated, combined, unitary and other similar groups for federal, state or local income tax purposes (or the Company has certain income, gain, loss and deduction included in the tax returns of such groups).
Under the Tax Matters Agreement, to the extent that the Company or any of its subsidiaries are required to be included in any consolidated or combined income tax return required to be filed by H-D, H-D will prepare and file (or cause to be prepared and filed) each such tax return and will pay or cause to be paid all taxes due in respect thereof. We will be required to make payments to H-D for its share of taxes reflected on such tax returns. With respect to U.S. federal income tax returns for any taxable period in which we (or any of its subsidiaries) are included in H-D’s consolidated group for U.S. federal income tax purposes, the amount of taxes to be paid by us is generally determined, subject to certain adjustments, as if the Company and each of its subsidiaries filed its own separate consolidated federal income tax return (LiveWire’s “separate federal tax liability”). With respect to state and local income tax returns for any taxable period in which LiveWire or any of its subsidiaries are included in H-D’s combined, consolidated or unitary group for state or local income tax purposes, the amount of taxes to be paid by LiveWire is determined, subject to certain adjustments using principles analogous to the principles used to compute LiveWire’s separate federal tax liability, as if LiveWire and each of its subsidiaries included in such combined, consolidated or unitary group filed its own combined, consolidated or unitary group state or local income tax return.
LiveWire’s inclusion in H-D’s consolidated group may result in H-D utilizing certain tax attributes that LiveWire generates, including net operating losses, and LiveWire will receive no compensation from H-D for the use of such attributes.
The Tax Matters Agreement applies as of the initial date upon which H-D’s ownership of LiveWire meets the applicable minimum threshold required to file either a combined return or a consolidated return and will remain in effect unless the parties agree in writing to terminate the agreement. Notwithstanding any termination of the Tax Matters Agreement, the agreement will continue in effect with respect to any payment or indemnification due for all taxable periods prior to the termination during which the Tax Matters Agreement was in effect.
Convertible Loan
As previously disclosed in our Current Report on Form 8-K on February 16, 2024, on February 14, 2024, the Company entered into a Convertible Delayed Draw Term Loan Agreement with H-D providing for term loans in one or more advances up to an aggregate principal amount of $100 million (the “Convertible Loan”). As discussed under “Proposal No. 3: Approval of the Issuance of Additional Shares of Common Stock Necessary to Effect a Full Conversion of the Convertible Loan,” the Company is seeking approval from its stockholders for the issuance of additional shares of Common Stock upon conversion of the Convertible Loan.
LiveWire Group, Inc.   49   2024 Proxy Statement

Other Matters
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC on February 23, 2024, is available without charge upon written request to LiveWire Investor Relations, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53208 or by accessing a copy on the Company’s website under “Financials” on the Investors section of our website at investor.livewire.com/investors. Information on or accessible through the Company’s website is not incorporated by reference in this Proxy Statement.
LiveWire Group, Inc.   50   2024 Proxy Statement

LIVEWIRE GROUP, INC.
ATTN. AMANDA PARKER
P.O. BOX 653
3700 W. JUNEAU AVENUE
MILWAUKEE, WI 53208

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 15, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/LVWR2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 15, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V34659-P05076

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LIVEWIRE GROUP, INC.

The Board of Directors recommends you vote FOR all the nominees listed below.

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) William Cornog
02) John Garcia
03) Kjell Gruner
04) Glen Koval
05) Paul Krause
06) Luke Mansfield
07) Hiromichi Mizuno
08) Jonathan Root
09) Jochen Zeitz

The Board of Directors recommends you vote FOR Proposals 2 and 3.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

The 2024 Annual Meeting of Stockholders of LiveWire Group, Inc. will be held on Thursday, May 16, 2024, at 4:00 p.m. CDT, virtually via the Internet at www.virtualshareholdermeeting.com/LVWR2024.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

IF YOU HAVE NOT VOTED BY THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

V34660-P05076

Proxy — LiveWire Group, Inc.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE MAY 16, 2024 ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints Tralisa Maraj and Amanda Parker as proxies for the undersigned, with full power of substitution and resubstitution, to act and vote all the shares of common stock of LiveWire Group, Inc. held of record by the undersigned on March 20, 2024 at the Annual Meeting of Stockholders of LiveWire Group, Inc. to be held at 4:00 p.m. CDT on May 16, 2024 and at any adjournment or postponement of the meeting ("Meeting"), hereby revoking any proxy previously provided.

Please reference the proxy statement for instructions on how to attend the Meeting and any adjournment or postponement thereof.

Without limiting the generality of this Proxy, Ms. Maraj and Ms. Parker are authorized to vote: (a) as specified upon the proposals listed hereon and described in the Proxy Statement for the Meeting; and (b) in her discretion upon any matter that may properly come before the Meeting to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended.

The Board of Directors recommends a vote FOR: (i) the listed director nominees (Proposal 1); (ii) ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024 (Proposal 2); and (iii) approval of the issuance of additional shares of common stock necessary to effect a full conversion of the Convertible Loan (Proposal 3).

This Proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this Proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side